UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

Commission File No. 1-9924

__________________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2018 and 2017
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2018 and 2017

*	Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of
The Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2018 and 2017, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018 and 2017, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The accompanying Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2018, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 11, 2019

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2018 and 2017

	2018	2017
Assets:
Investments, at fair value	$31,088,199	$33,744,479
Investments in fully benefit-responsive investment contracts,
at contract value	1,732,972	1,887,361
Total investments	32,821,171	35,631,840
Receivables:
Employer contributions	1,180,979	1,197,140
Interest and dividends	12,242	9,717
Receivable for securities sold	2,403	2,808
Participant contributions	651	1,079
Participant loans	1,099,434	1,380,174
Total receivables	2,295,709	2,590,918
Total assets	35,116,880	38,222,758
Liabilities:
Payable for securities purchased	11,675	23,547
Payable for trustee, administrative fees and other	15,055	19,457
Total liabilities	26,730	43,004
Net assets available for benefits	$35,090,150	$38,179,754
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2018 and 2017

	2018	2017
Additions to (reduction from) net assets attributable to:
Investment income (loss) :
Dividends	$123,762	$100,737
Interest	76,867	72,940
Net (depreciation) appreciation in fair value of investments	(2,973,409)	5,304,984
Net investment (loss) income	(2,772,780)	5,478,661
Interest income from loans receivable from participants	58,321	57,279
Contributions:
Employer	1,180,979	1,196,874
Participants	1,294,666	1,285,707
Rollover	—	52,469
Total contributions	2,475,645	2,535,050
Total (reduction) additions to net assets	(238,814)	8,070,990
Deductions from net assets attributable to:
Distributions to participants	2,775,723	3,153,742
Trustee and administrative expenses	47,162	50,197
Dividends paid directly to participants	27,905	23,067
Total deductions from net assets	2,850,790	3,227,006
Net (decrease) increase	(3,089,604)	4,843,984
Net assets available for benefits at:
Beginning of year	38,179,754	33,335,770
End of year	$35,090,150	$38,179,754
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

(1)	Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.

(a)	General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc., (the Company) and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011, as amended (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. For the period January 1, 2017 through January 31, 2017, Plan investments, including the Citigroup Common Stock Fund, were held at State Street Bank & Trust Company, the custodian. Effective February 1, 2017, Bank of New York Mellon became the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.

(b)	Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
Full‑time employees or part‑time employees scheduled to work 20 or more hours a week are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
Part‑time employees scheduled to work fewer than 20 hours a week are eligible to participate in the Plan on January 1 or July 1 after the employee is credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.

(c)	Employee Contributions
Eligible employees may defer on a before-tax basis a portion of their eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, reduced each pay period, as a before‑tax contribution deferral in any 1% increment, by an amount up to 50% of their eligible compensation in a whole percentage up to the maximum permitted by the PRIRC.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% until they reach a before-tax contribution rate of 15% or reach the maximum statutory dollar contribution limit.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

Catch‑up contributions are permitted in accordance with Section 1081.01(d)(7) of the PRIRC. Participants who are over age 50 by the Plan year‑end can contribute up to 49% of their eligible pay up to applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

(d)	Employer Contributions
During 2018 and 2017, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation in 2018 and 2017 (up to the annual compensation maximum set by the PRIRC for 2018 and 2017, respectively) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions, but may be reclassified as before-tax contributions if the participant has not reached 6% of before-tax contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2018 and 2017, the employer contribution receivable was $1.20 million, respectively. Company contributions relating to 2018 and 2017 were received and credited to participant accounts during the first quarter of 2019 and 2018, respectively.

(e)	Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their deferral contributions, Company contributions, and account balance, among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

(f)	Rollover and Transfer Contributions
The Plan permits participants to have their interests in other Puerto Rico qualified plans rolled over to the Plan. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2018 and 2017, $0 and $52,469, respectively, related to rollover contributions into the Plan.

(g)	Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
In general, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days. An exception to this rule is that they may move a portion or all of their account balances into the BlackRock Cash Funds: Treasury at any time. However, once a participant moves his or her Plan assets into that fund, he or she cannot move Plan assets out of the fund for seven calendar days.
In addition, Plan participants may not move an investment in the BNY Mellon Stable Value Fund (see note 3) through a fund transfer, reallocation or rebalance directly into any of the two investment options that are considered competitors of the BNY Mellon Stable Value Fund - the BlackRock Cash Funds: Treasury and the BFA LifePath Index Retirement Fund. The BFA LifePath Index Retirement Fund is not considered a money market fund or stable value fund. This restriction on transfers enables the BNY Mellon Stable Value Fund to secure higher yielding, fixed income investments intended to preserve principal and earned interest.
If a Plan participant moves a portion or all of his account balance from the BNY Mellon Stable Value Fund through a fund transfer, reallocation, or rebalance into any investment option other than the two competing investment options named above, the amount moved must remain invested in a noncompeting investment option for at least 90 days before it can be moved into one of the two competing investment options.
These restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
Effective March 1, 2017, the Large Cap Non-U.S. Equity Fund was restructured, eliminating the DFA International Value IV and DFA Emerging Markets II components, and adding WCM Focused Growth International, Lazard International and the Schroder Multi Cap International Fund. Additionally, the weighting for the Large Cap Non-U.S. Fund was changed to 25% for each component strategy.
Effective May 22, 2017, the BlackRock T-Fund was eliminated and replaced by the BlackRock Cash Funds: Treasury.
Effective September 22, 2017, the Small Cap U.S. Equity Fund was restructured, eliminating the Numeric Small Cap Growth component, and adding T. Rowe Price Small Cap Growth and LA Capital Small Cap Growth. Additionally, the weighting for the Small Cap U.S. Fund was changed to 25% for each component strategy.
Effective March 29, 2018, State Street Global Advisors (SSgA) was replaced by BlackRock as the manager for the S&P 500 Index Fund, Russell 2000 Index Fund, S&P Midcap 400 Index Fund, Russell 3000 Index Fund, MSCI EAFE Index Fund, MSCI Emerging Markets Index Fund, Bloomberg Barclays US TIPS Index Fund and the Bloomberg Roll Select Commodity Index Fund.
Effective March 29, 2018, the SSgA Diversified Bond Fund was eliminated as an investment option and the assets were transferred to the BlackRock US Bond Fund.
Effective October 1, 2018, the T. Rowe Price International Small Cap Fund was combined with Strategic Global Advisors International Small Cap to create the Non-U.S. Small Cap Fund with 50% allocated to each component strategy.

(h)	Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and nonforfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:

•	Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;

•	If a participant reaches age 55, dies or becomes disabled while in service;

•	In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

(i)	Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2018 and 2017, $1,452 and $1,104, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2018 and 2017, unallocated forfeitures were $1,188 and $2,152, respectively.

(j)	Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2018 and 2017, bore interest rates from 4.25% to 6.25%.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Loan repayments by participants who are employed by the Company are generally made through after‑tax payroll deductions. Manual loan repayments by participants who are no longer employed by the Company and who are eligible to make manual loan repayments are submitted directly to Alight Solutions, Inc.. Loan terms range from 1 to 5 years for general‑purpose loans or up to 20 years for the purchase of a primary residence.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)	Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

(l)	Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account equals or exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $5,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Distributions from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and distributions from other funds are paid in cash.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in US dollars.

(b)	Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.

(c)	Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Cash equivalents and short-term investments are valued at cost, which approximates fair value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.
Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis. Exchange-traded funds are valued at last sale price.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

(d)	Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.

(e)	Payment of Benefits
Benefits are recorded when paid.

(3)	Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, including traditional GICs, synthetic GICs and separate account GICs issued by insurance companies.
Traditional GICs are investment contracts backed by the general assets of the issuer. The issuer agrees to provide the Fund with a guaranteed interest rate on the Fund’s investment for a specified period of time. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. At December 31, 2018 and 2017, the Plan did not have any traditional GICs.
Synthetic GICs consist of two parts: underlying investments, generally fixed-income-related securities owned directly by the Plan and a “wrapper” contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contracts are obligated to provide an interest crediting rate of not less than zero. The wrapper contract amortizes the realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
Separate account GICs are investment contracts in a segregated account backed by the general assets of the issuer for the benefit of the investors. The total return of the segregated account assets supports the separate account GICs return. The credited rate on this product will reset periodically and it will have an interest rate of not less than zero. During 2017, the Plan disposed of its separate account GICs.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:

•	The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

•
The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.

•	All permitted participant‑initiated transactions occur at contract value, without limitations.

•	An event that limits the ability of the participant to transact at contract value is not probable.

•	The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

	2018	2017
Investments in fully benefit-responsive investment contracts, at contract value:
Synthetic GICs	$1,732,972	$1,887,361
Investments in fully benefit-responsive investment contracts, at contract value	$1,732,972	$1,887,361
In addition, the Fund owns units of the State Street Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

(4)	Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2018.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

	December 31, 2018
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$922	$176,715	$177,637
Collective trust funds	—	25,837,898	25,837,898
U.S. equities	1,442,440	—	1,442,440
Non-U.S. equities	1,208,296	—	1,208,296
Mutual funds and other registered investment companies	2,421,928	—	2,421,928
Investments, at fair value	$5,073,586	$26,014,613	$31,088,199
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2017.

	December 31, 2017
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$1,592	$99,542	$101,134
Collective trust funds	—	27,279,718	27,279,718
U.S. equities	2,376,887	—	2,376,887
Non-U.S. equities	1,197,351	—	1,197,351
Mutual funds	2,789,389	—	2,789,389
Investments, at fair value	$6,365,219	$27,379,260	$33,744,479
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2018 and 2017, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2018 and 2017.

(5)	Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.

(6)	Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2018 and 2017, approximately 3% and 4% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(7)	Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $1.0 million and $1.5 million December 31, 2018 and December 31, 2017, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2018 and 2017. However, certain of the Collective Trust Funds and mutual fund may have invested in Citi Group common stock if consistent with the fund's objective. In 2018 and 2017, the Company paid $27,905 and $23,067, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2018 and 2017, the Plan held $176,717 and $99,296, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2018 and 2017, the Plan also held through synthetic GICs $987 and $1,038, respectively, in Bank of New York Mellon corporate bonds, and Bank of New York Mellon Short-Term Investment Fund.
Certain Plan investments are shares of collective trust funds managed by State Street Corporation amounting to $22.6 million at December 31, 2017.
These transactions qualify as exempt party‑in‑interest transactions.

(8)	Tax Status
The Puerto Rico Department of Treasury has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the Puerto Rico Department of Treasury determined and informed the Plan that Amendments 1, 2 and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the Puerto Rico Department of Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC. On February 5, 2018, the Puerto Rico Department of Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On March 27, 2018 and April 12, 2019, the Plan applied to the taxing authority for a determination that Amendments 6 and 7 to the Plan meet the applicable requirements of PRIRC. Although the Plan has been amended since receiving the above-referenced determination letters, the Plan’s management and the Plan’s legal counsel believe that the Plan, as amended, continues to be qualified as tax‑exempt and continues to operate in compliance with the applicable requirements of the PRIRC. Therefore, no provision for income taxes is included in the Plan’s financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2018 and 2017

GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2018 and 2017, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2015.

(9)	Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.

(10)	Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.

(11)	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2018 and 2017:

	2018	2017
Net assets available for benefits per the financial statements	$35,090,150	$38,179,754
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(25,396)	3,871
Net assets available for benefits per the Form 5500	$35,064,754	$38,183,625

Net (decrease) increase in net assets available for benefits per the financial statements	$(3,089,604)	$4,843,984
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(3,871)	(11,330)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(25,396)	3,871
Net (decrease) increase in net assets per Form 5500	$(3,118,871)	$4,836,525

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar			41		$28
	Brazil Real			1,396		359
	Canadian Dollar			60		44
	Cash Collateral Held At Rbc			(162)		(162)
*	Collective Us Gov't STIF 12	2.29%		117		117
*	Collective US Gov't STIF 15	2.26%		176,600		176,600
	Danish Krone			20		3
	Euro Currency			44		52
	Hong Kong Dollar Overdrawn			(1,873)		(239)
	Indonesian Rupiah			747,213		52
	Japanese Yen			84,203		768
	Mexican Peso			324		16
	New Taiwan Dollar			10,277		334
	New Zealand Dollar			14		10
	Pound Sterling			74		93
	South African Rand			10,599		737
	Thailand Baht			2,355		73
	Turkish Lira			852		160
	U.S. Dollar Overdrawn			(1,408)		(1,408)
	Total cash equivalents and short-term investments					$177,637

	Collective trust funds:

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
BFA Lifepath Index 2020 Fund			2,428		$46,738
BFA Lifepath Index 2025 Fund			15,613		289,067
BFA Lifepath Index 2030 Fund			18,895		380,505
BFA Lifepath Index 2035 Fund			23,886		454,117
BFA Lifepath Index 2040 Fund			52,037		1,077,590
BFA Lifepath Index 2045 Fund			48,800		935,099
BFA Lifepath Index 2050 Fund			24,518		384,881
BFA Lifepath Index 2055 Fund			3,689		75,162
BFA Lifepath Index Retirement			9,771		184,400
Blackrock EAFE Equity Fund			107,271		3,973,912
Blackrock Emerging Markets Fund			100,082		1,059,230
Blackrock Roll Select Fund			5,225		46,082
Blackrock Russell 2000 Fund			18,578		768,188
Blackrock Russell 3000 Fund			68,810		3,304,615
Blackrock S&P 400 Index Fund			31,093		2,447,178
Blackrock S&P 500 Index Fund			151,287		7,229,799
Blackrock US Debt Fund			78,888		2,454,652
Blackrock US TIPS Fund			10,765		219,899
Schroder Collective Invt Trust			30,421		328,248
Wellington CIF II Citigroup Emerging Markets Debt Portfolio			14,539		178,536
Total collective trust funds					$25,837,898

Mutual funds:

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
BlackRock Cash Funds: Treasury			1,420,416		$1,420,416
Blckrck Hi Yld Bnd Port-K			19,001		135,669
DFA Emerging Markets Portfolio			7,299		169,407
Dodge & Cox International Stock Fund			8,701		321,164
Ishares Msci Eafe Small-cap			30		1,560
Ishares Msci India Etf			45		1,516
Ishares Msci India Small Cap			365		14,095
Legg Mason Bw Global Opportunities			14,797		146,497
Prudential High Yield Fund			13,340		68,304
T Rowe Price International Discovery Fund			16,677		136,753
Wisdom Tree India Earnings Fund			264		6,547
Total mutual funds					$2,421,928

Non-U.S. equities:
3Sbio Inc			420		$539
58.Com Inc			83		4,492
888 Holdings Plc			289		644
Aalberts Industries			15		511
Abacus Property Group			277		639
Abcam Plc			118		1,644
Abn Amro Group Nv			128		3,011
Accenture Plc			94		13,232
Adidas Ag			52		10,904

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ado Properties Sa			9		465
Aedas Homes Sau			31		791
Ahlsell Ab			274		1,612
Aia Group Ltd			1,484		12,318
Aida Engineering Ltd			52		340
Air Arabia Pjsc			1,381		383
Air Liquide Sa			35		4,284
Airports Of Thailand Pcl			1,011		1,995
Airtac International Group			121		1,184
Aixtron Se			142		1,364
Alibaba Group Holding			106		14,551
Alkermes Plc			1		41
Als Ltd			165		789
Alstria Office Reit-ag			68		942
Altri Sgps Sa			159		1,057
Altus Group Ltd			30		528
Amadeus It Group			123		7,952
Ambu A/S			69		1,645
Amplifon Spa			95		1,528
Anheuser-Busch Inbev Sa/Nv			73		4,806
Anta Sports Products Ltd			396		1,898
Aon Plc			49		7,120
Aperam Sa			17		449

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Arata Corp			12		477
Arris International Plc			3		84
As One Corp			10		661
Ascential Plc			390		1,871
Ase Technology Holding Co Ltd			1,306		2,476
Asm International Nv			8		333
Asml Holding Nv			40		6,204
Asos Plc			14		401
Aspen Insurance Holdings Ltd			3		129
Asr Nederland Nv			46		1,836
Assa Abloy Ab			319		5,700
Assured Guaranty Ltd			26		978
Astm Spa			21		426
Astra International Tbk Pt			2,368		1,355
At&S Austria Technologie & Sys			15		258
Atacadao Distribuicao Comercio			531		2,480
Atlas Copco Ab			252		5,980
Aumann Ag			8		260
Avanza bank Holding			14		670
Avast Plc			140		508
Axis Capital Holdings Ltd			36		1,811
Ayala Land Inc			1,662		1,283
Azul Sa			28		787

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
B3 Sa - Brasil Bolsa Balcao			434		3,000
Baidu Inc			31		4,937
Bakkavor Group Plc			283		508
Banca Generali Spa			21		426
Banca Transilvania Sa			1,026		505
Banco Santander Chile			71		2,111
Bangkok Dusit Medical Services			2,110		1,582
Bangkok Expressway & Metro Pcl			1,568		467
Bank Central Asia Tbk Pt			1,218		2,203
Bank Leumi Le-Israel Bm			439		2,654
Bank Of Georgia Group Plc			24		421
Bank Of Nt Butterfield & Son L			21		647
Bank Of The Ryukyus Ltd			18		190
Bank Rakyat Indonesia Perser			6,893		1,754
Baozun Inc			23		659
BB Seguridade Participacoes			894		6,364
Bellway Plc			35		1,133
Berkeley Group Holdings Plc			17		757
Best World International Ltd			626		1,208
Bhp Group Plc			256		5,376
Bidvest Group Ltd/The			41		590
Bim Birlesik Magazalar As			37		606
Biomerieux			2		134

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Biotage Ab			32		399
Bk Brasil Operacao E Assessori			58		308
Bluescope Steel Ltd			43		333
Bobst Group Sa			8		577
Brenntag Ag			10		435
Brightsphere Investment Group			7		74
Britvic Plc			83		840
Brunello Cucinelli			14		495
Bukit Asam Tbk Pt			2,334		698
Bwp Trust			286		710
Cae Inc			30		559
Cairn Homes Plc			342		418
Canada Goose Holdings Inc			13		584
Canadian National Railway Co			41		3,006
Canadian Pacific Railway Ltd			75		13,308
Capgemini Se			41		4,106
Capitec Bank Holdings Ltd			19		1,446
Cardtronics Plc			8		197
Carel Industries Spa			65		676
Carlsberg A/S			45		4,818
Cd Projekt Sa			9		339
Cembra Money Bank Ag			10		757
Central Pattana Pub Co			570		1,309

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Chailease Holding Co Ltd			168		529
Charter Hall Retail Reit			137		431
China Communications Services			1,249		1,034
China Mengniu Dairy Co Ltd			517		1,611
China Merchants Bank Co Ltd			1,030		3,775
China Pacific Insurance			2,065		6,686
Chow Sang Sang Holdings Intern			193		286
Chr Hansen Holding A/S			114		10,042
Chubb Ltd			95		12,328
Cia De Saneamento Basico Do Es			303		2,459
Cia De Saneamento Do Parana			120		1,912
CIE Automotive Sa			87		2,124
Cie De Saint-Gobain			74		2,459
Cie Generale Des Etablissement			25		2,458
Cielo Sa			929		2,131
Cimpress Nv			1		146
Cineworld Group Plc			371		1,242
Clicks Group Ltd			63		841
Cochlear Ltd			7		883
Compass Group Plc			930		19,547
Computer Modelling Group Ltd			18		82
Concentric			67		911
Core Laboratories Nv			76		4,556

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cosmo Energy Holdings Co Ltd			38		786
Country Garden Services Holdin			1,387		2,204
CP All Pcl			461		975
Credicorp Ltd			10		2,316
Crispr Therapeutics Ag			1		31
Csl Ltd			117		15,187
Cushman & Wakefield Plc			156		2,254
Cvc Brasil Operadora E Agencia			39		621
Cvs Group Plc			26		220
Dah Sing Financial Holdings Lt			112		552
Daio Paper Corp			30		350
Daiwa House Industry Co Ltd			231		7,366
Dali Foods Group Co Ltd			568		420
Db Hitek Co Ltd			56		547
Dbs Group Holdings Ltd			296		5,141
DCC Plc			11		805
Denka Co Ltd			11		312
Derichebourg Sa			60		275
Descartes Systems			24		627
Despegar.Com Corp			183		2,267
Dfds A/S			26		1,034
Diageo Plc			96		3,417
Dic Corp			25		759

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dino Polska Sa			16		415
Dip Corp			60		977
Dirtt Environmental Solution			161		720
Disco Corp			4		416
Dixons Carphone Plc			204		312
Dksh Holding			15		1,002
Dno Asa			226		328
Dollarama Inc			177		4,213
Don Quijote Holdings Co Ltd			81		5,010
Dp World Ltd			150		2,555
Draper Esprit Plc			57		394
Ds Smith Plc			284		1,084
Dufry Ag Reg			6		593
Duzonbizon Co Ltd			24		1,114
E.Sun Financial Holding Co			2,607		1,705
Ebiquity Plc			160		132
Ebro Foods Sa			55		1,072
Eclat Textile Co Ltd			38		427
Edenred			20		730
Edita Food Industries			36		146
Eiken Chemical Co Ltd			14		312
Electric Power Development			27		643
Elekta Ab			100		1,184

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Energisa Sa			62		595
Enerplus Corp			45		352
Engie Brasil Energia Sa			69		584
Enn Energy Holdings Ltd			207		1,839
Epiroc Ab			417		3,947
Eps Holdings Inc			23		345
Equiniti Group Plc			121		332
Erg Spa			29		555
Essent Group Ltd			31		1,039
Essilor International Cie Gene			111		14,022
Eurofins Scientific			2		745
Euronext Nv			10		567
Everest Re Group Ltd			7		1,554
Evraz Plc			171		1,045
Experian Plc			569		13,809
Fairfax India Holdings Corp			284		3,729
Farfetch Ltd			5		84
Feng Tay Enterprise Co Ltd			75		430
Ferguson Plc			95		6,039
Ferroglobe Rep & Wrnty Ins Tru Non Transferable Bene Int			33		53
Fila Korea Ltd			13		607
Finecobank Spa			93		930
First Abu Dhabi Bank Pjsc			357		1,371

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Firstrand Ltd			398		1,813
Fisher & Paykel Healthcare			145		1,261
Flybe Group Plc			376		81
Freenet Ag			48		934
Fresenius Se & Co Kgaa			41		1,967
Fresh Del Monte Produce Inc			35		976
Fufeng Group Ltd			814		344
Fuji Corp/Aichi			73		861
Fujikura Ltd			86		341
Fujimi Inc			17		329
Fujitec Co Ltd			61		658
Fujitsu General Ltd			44		560
Fukuoka Financial Group Inc			24		480
Geberit Ag			18		7,093
Genting Bhd			1,857		2,741
Genus Plc			33		897
Genworth Mi Canada Inc			10		297
Georgia Healthcare Group Plc			126		328
Gima Tt Spa			33		246
Global Indemnity Ltd			8		292
Globant Sa			9		513
Grafton Group Plc			43		351
Grandvision Nv			36		794

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Grifols Sa			51		1,277
Gruma Sab De Cv			95		1,073
Grupo Aeroportuario Del Centro			76		361
Grupo Aeroportuario Sur			2		372
Grupo Financiero Banorte Sab D			583		2,842
Guangdong Investment Ltd			393		760
Gudang Garam Tbk Pt			106		613
Gulf Keystone Petroleum Ltd			211		487
Haier Electronics Group Co			365		898
Hana Financial Group			156		5,055
Hansol Chemical Co Ltd			23		1,601
Hanwa Co Ltd			33		855
Hartalega Holdings Bhd			293		436
Haseko Corp			144		1,512
Hdfc Bank Ltd			254		26,230
Heiwa Real Estate Co Ltd			34		544
Heiwado Co Ltd			13		307
Helen Of Troy Ltd			3		339
Hemfosa Fastigheter Ab			73		575
Hexagon Ab			195		8,958
Hikari Tsushin Inc			5		767
Hi-p International Ltd			1,004		651
His Co Ltd			14		498

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Hitachi Metals Ltd			51		539
Home Product Center Pcl			2,710		1,265
Hope Education Group Co Ltd			3,265		354
Horiba Ltd			8		312
Hoshino Resorts Reit Inc			1		794
Hoshizaki Corp			7		402
Howden Joinery Group Plc			636		3,525
Huazhu Group Ltd			102		2,932
Huhtamaki Oyj			14		448
Ibstock Plc			831		2,102
Ichor Holdings Ltd			2		35
Icici Bank Ltd			1,350		13,895
Icon Plc			79		10,155
Idec Corp/Japan			18		313
Igg Inc			374		513
Iguatemi Emp De Shopping			109		1,169
Imax Corp			12		225
Imcd Group			14		870
Immobiliare Grande Distribuzio			69		423
Inchcape Plc			91		636
Indivior Plc			88		127
Industria De Diseno Textil Sa			120		3,057
Industrias Bachoco Sab De Cv			86		283

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Informa Plc			420		3,368
Infosys Ltd			508		4,835
Inmobiliaria Colonial Socimi S			136		1,261
Innovent Biologics Inc			173		534
Instone Real Estate Group Ag			36		680
Integrated Diagnostics Holding			115		477
Intermediate Capital Group			102		1,217
Intertrust			32		541
Intrum Ab			17		389
Investec Plc			124		697
Invincible Investment Corp			2		768
IP Group Plc			219		303
Ipsen Sa			14		1,770
IQE Plc			1,174		971
Irb Brasil Resseguros S/A			66		1,432
Israel Discount Bank Ltd			481		1,488
Itau Unibanco Holding			384		3,519
Ituran Location and Control			73		2,349
J D Wetherspoon Plc			19		275
Jafco Co Ltd			12		393
Japan Aviation Electronics Ind			52		600
Jazz Pharmaceuticals Plc			1		55
Jd Sports Fashion Plc			246		1,095

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Jeol Ltd			53		795
Johnson Electric Holdings Ltd			112		228
Jollibee Foods Corp			90		501
Jpm Struct.Prod.Bv Lepw			1,179		1,724
Jpm-Cw20 Wuliangye Yib			484		3,584
Jse Ltd			36		418
Juki Corp			87		885
Julius Baer Group Ltd			74		2,622
Jumbo Sa			33		476
Just Eat Plc			132		986
Kakaku.Com Inc			18		326
Kaken Pharmaceutical Co Ltd			18		810
Kanamoto Co Ltd			34		891
Kao Corp			54		3,997
Kasikornbank Pcl			446		2,530
Kendrion			11		267
Keyence Corp			27		13,490
Keywords Studios Plc			44		597
Kindred Group Plc			103		945
King Slide Works Co Ltd			143		1,486
Kingdee International Software			614		543
Kobayashi Pharmaceutical Co Lt			9		645
Koito Manufacturing Co Ltd			8		420

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kokuyo Co Ltd			62		901
Konecranes Oyj			15		461
Koninklijke Volkerwessels Nv			34		531
Korea Investment Holdings Co L			9		490
Korean Reinsurance Co			41		320
Kumho Petrochemical Co Ltd			4		280
Kyowa Exeo Corp			75		1,773
Kyudenko Corp			21		804
Laboratorios Farmaceuticos			33		660
Landis+Gyr Group Ag			11		619
Lasalle Logiport Reit			1		345
Lectra			41		831
Leeno Industrial Inc			8		319
Leg Immobilien Ag			31		3,186
Leroy Seafood Group Asa			124		943
LG Corp			77		4,277
Lg Household & Health Care Ltd			1		1,155
Li Ning Co Ltd			482		517
Lions Gate Entertainment Corp			4		54
Livanova Plc			13		1,230
Localiza Rent A Car			296		2,273
Logitech International Sa			16		513
Lojas Renner S.A.			247		2,700

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Loma Negra Cia Industrial Arge			270		3,003
Londonmetric Property Plc			190		422
Longfor Properties Co Ltd			652		1,947
Lonking Holdings Ltd			1,898		492
Luthai Textile Co Ltd			409		484
Lvmh Moet Hennessy Louis Vuitt			42		12,332
Maanshan Iron & Steel Co Ltd			3,812		1,680
Mabuchi Motor Co Ltd			11		333
Macq Bk-Cw20 China Jushi C			1,474		2,072
Macq Bk-Cw20 Focused Photo			502		1,873
Macq Bk-Cw20 Ping An Bank			1,837		2,506
Macq Bk-Cw20 Ping An Insur			252		2,053
Macquarie Korea Infrastructure			73		604
Macquarie Mexico Real Estate M			617		553
Maeda Corp			124		1,159
Magazine Luiza Sa			26		1,232
Magnit Pjsc			34		1,726
Mail.Ru Group			62		1,462
Majestic Wine Plc			91		286
Makalot Industrial Co Ltd			78		432
Makino Milling Machine Co Ltd			30		1,068
Makita Corp			137		4,877
Mando Corp			15		397

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Marcopolo Sa			809		836
Masonite International Corp			1		29
Matsumotokiyoshi Holdings Co L			20		622
Mayora Indah			1,681		306
Mcj Co Ltd			92		556
Mediaset Espana Comunicacion S			133		837
Mediclinic International Plc			434		1,780
Medtronic Plc			95		8,679
Megacable Holdings Sab De Cv			83		373
Meidensha Corp			31		391
Meitec Corp			13		523
Mellanox Technologies Ltd			22		2,084
Metawater Co Ltd			18		488
Metcash Ltd			518		893
Mitie Group Plc			194		273
Mitsui Fudosan Logistics Par Reit			1		321
Mitsui Mining & Smelting Co Lt			28		586
Miura Co Ltd			18		409
Modec Inc			21		435
Moncler Spa			26		868
Moneta Money Bank As			173		558
Moneysupermarket.Com Group Plc			128		448
Morgan Sindall Group Plc			17		225
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Mori Hills Reit Investment			1		279
Morinaga & Co Ltd/Japan			27		1,167
Mr Price Group Ltd			224		3,834
Muangthai Capital Pcl			228		344
Multiplan Empreendimentos Imob			88		550
Musashi Seimitsu Industry Co			58		807
Mycronic Ab			40		533
Naspers Ltd			65		12,910
National Bank Of Canada			107		4,401
Navigator Co Sa/The			153		628
Nestle Sa			150		12,145
Netcompany Group A/S			17		557
Netent Ab			47		193
Nexity Sa			33		1,474
Nexon Co Ltd			269		3,462
Nextdc Ltd			126		544
Ngk Spark Plug Co Ltd			24		474
Nichiha Corp			26		660
Nifco Inc			23		533
Nihon Unisys Ltd			26		585
Nikkiso Co Ltd			39		325
Nine Entertainment Co Holdings			774		752
Nippon Ceramic Co Ltd			18		385

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nippon Light Metal Holdings Co			522		1,062
Nippon Seiki Co Ltd			44		748
Nippon Soda Co Ltd			20		489
Nishio Rent All Co Ltd			11		336
Nissin Electric Co Ltd			82		600
Nitto Boseki Co Ltd			17		272
Nmc Health Plc			16		570
Nof Corp			20		689
Nojima Corp			19		4,142
Nordea Bank Abp			435		3,661
Norma Group			14		709
Notre Dame Intermedica Partici			164		1,234
Nova Ljubljanska Banka Dd			115		1,713
Novanta Inc			5		240
Novartis Ag			138		11,807
Novocure Ltd			1		11
Nyfosa Ab			73		352
Obara Group Inc			15		543
Ocado Group Plc			71		715
Odontoprev Sa			151		536
Old Mutual Ltd			2,185		3,371
Ooh!Media Ltd			139		334
Open House Co Ltd			18		600

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Orbotech Ltd			21		1,173
Oriflame Holding			17		385
Osstem Implant Co Ltd			13		602
OTP Bank Plc			70		2,820
Oxford Immunotec Global Plc			5		67
Oxford Instruments Plc			48		552
Paddy Power Betfair Plc			8		651
Pakuwon Jati Tbk Pt			29,526		1,273
Paltac Corporation			15		720
Pampa Energia			87		2,782
Paramount Bed Holdings Co Ltd			15		625
Parex Resources Inc			48		580
Peab Ab			58		476
Pembangunan Perumahan Perser			2,363		297
Pendal Group Ltd			120		676
Penta-Ocean Construction Co Lt			143		792
Pernod Ricard Sa			68		11,063
Petroleo Brasileiro Sa			230		1,883
Petroleo Brasileiro Spon			127		1,650
Ping An Insurance Group Co			1,413		12,482
Piovan Spa			34		313
Playtech Plc			212		1,039
Polyus Pjsc			46		1,773

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
President Chain Store Corp			269		2,724
Press Kogyo Co Ltd			48		235
Prudential Plc			449		8,016
Public Bank Bhd			333		1,994
Qgep Participacoes Sa			117		281
Qinetiq Group Plc			424		1,546
Quintis Ltd			539		112
Raia Drogasil Sa			67		995
Rathbone Brothers Plc			14		403
Red Electrica Corp Sa			222		4,952
Redrow Plc			95		595
Reliance Industries Ltd			182		5,844
Relx Plc			321		6,613
Renishaw Plc			8		456
Rentokil Initial Plc			189		812
Reply Spa			11		559
Rhi Magnesita Nv			17		868
Rightmove Plc			170		934
Rogers Communications Inc			148		7,559
Roland Dg Corp			29		550
Rosneft Oil Co Pjsc			409		2,549
Rotork Plc			139		440
Round One Corp			113		1,163

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Royal Dutch Shell Plc			311		9,142
Royal Unibrew A/S			34		2,340
Rpc Group Plc			46		379
Rsa Insurance Group Plc			325		2,123
Rumo Sa			142		625
Ryanair Holdings Plc			107		7,630
Safaricom Plc			1,889		411
Safestore Holdings Plc			62		401
Safran Sa			50		6,027
Sakata Inx Corp			57		631
Sakata Seed Corp			12		379
Salmar Asa			18		866
Sampo Oyj			90		3,950
Samsung Electronics			228		6,492
Samsung Electronics Co Ltd			236		8,174
Samsung Sdi Co Ltd			6		1,164
Sandfire Resources Nl			99		466
Sankyu Inc			11		499
Sanwa Holdings Corp			78		888
Sap Se			83		8,277
Sasol Ltd			116		3,422
Savills Plc			288		2,599
Sberbank Of Russia Pjsc			307		3,363

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Scout24 Ag			37		1,697
Screen Holdings Co Ltd			10		412
Sega Sammy Holdings Inc			43		597
Seiren Co Ltd			38		626
Sensirion Holding Ag			9		395
Seven Generations Energy			33		274
Sgl Carbon Se			42		290
Shanghai Fosun Pharmaceutical			734		2,155
Shenzhen Expressway Co Ltd			629		694
Shenzhou International Group H			283		3,204
Shin-Etsu Chemical Co Ltd			47		3,642
Shinhan Financial Group Co Ltd			87		3,104
Shop Apotheke Europe			10		439
Shopify Inc			96		13,355
Shopping Centres Australasia P			449		806
Signify Nv			57		1,324
Sika Ag			57		7,172
Sina Corp/China			28		1,510
Sinopec Engineering Group Co L			927		761
Sinotrans Ltd			1,274		553
Sitc International holdings			865		815
Sk Hynix Inc			18		999
Sleep Country Cda Holdings Inc			120		1,751

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
SLM Corp			981		5,442
Smartgroup Corp Ltd			104		648
Smcp Sa			53		810
Societa Iniziative Autostradal			67		922
Societe Generale Sa			81		2,576
Softcat Plc			70		523
Sojitz Corp			523		1,820
Sophos Group Plc			131		634
Sopra Steria Group			3		249
Sparebank 1 Smn			66		640
Spie Sa			32		423
Spin Master Corp			37		1,037
Spirax Sarco Engineering Plc			7		580
Ssy Group Ltd			318		236
Stanley Electric Co Ltd			23		634
Statoil Asa			206		4,377
Steadfast Group Ltd			260		503
Stoneco Ltd			17		317
Stroeer Se & Co Kgaa			9		446
Sul America Sa			39		290
Sumitomo Mitsui Financial Grou			128		4,264
Sumitomo Seika Chemicals Co			12		449
Suncor Energy Inc			242		6,744

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Sunny Optical Tech			273		2,429
Suzano Papel E Celulose Sa			319		3,129
Suzuki Motor Corp			32		1,620
Swissquote Group Holding Sa			7		306
Sydbank A/S			31		730
Taiwan Semiconductor Manufacture			452		3,318
Taiwan Semiconductor SP			640		23,607
Takeaway.Com Holding			22		1,504
Takeuchi Manufacturing Co Ltd			32		499
Takuma Co Ltd			63		795
Tarkett			17		340
Tate & Lyle Plc			146		1,223
Taylor Wimpey Plc			325		564
Tci Co Ltd			101		1,711
Tecan Group			9		1,807
Techtronic Industries Co Ltd			499		2,652
Ted Baker Plc			27		532
Telekomunikasi Indonesia Perse			120		3,144
Telenor Asa			289		5,586
Temenos Ag			4		514
Temp Holdings Co Ltd			33		489
Tencent Holdings Ltd			806		32,326
Tencent Music Entertainment Gr			65		828

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Terveystalo Oyj			62		569
T-Gaia Corp			20		378
Theravance Biopharma Inc			2		56
Thule Group			33		610
Tieto Oyj			20		531
Toei Co Ltd			6		656
Toho Holdings Co Ltd			41		999
Tokai Carbon Co Ltd			42		480
Tokuyama Corp			27		586
Tosoh Corp			74		972
Tranmissora Alianca De Unit			96		587
Transcontinental Inc			65		924
Travelport Worldwide Ltd			7		107
Travelsky Technology Ltd			301		771
Trigano Sa			10		893
Trinseo SA			7		298
Tuanche Ltd			10		65
Tyman Plc			134		400
Udg Healthcare Plc			49		376
Ums Holdings Ltd			738		309
Unilever Plc			116		6,075
Uniqure Nv			1		34
United Tractors Tbk			207		394

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ut Group Co Ltd			9		148
Van Lanschot			24		542
Varta Ag			17		479
Victrex Plc			48		1,397
Vinacapital Vietnam Opportunity			405		1,724
Vinci Sa			51		4,216
Vitrolife Ab			42		694
Vivendi Sa			193		4,702
Vivo Energy Plc			232		370
Volkswagen Ag			36		5,795
Vt Holdings Co Ltd			90		335
Walmart De Mexico			4,764		12,091
Wandisco Plc			56		345
Wave Life Sciences Ltd			1		27
Weg Sa			196		887
Weibo Corp			11		659
White Mountains Insurance Grou			1		378
Whitehaven Coal Ltd			389		1,183
Wirecard Ag			9		1,386
Wise Talent Information Techno			296		1,095
Wix.Com Ltd			10		932
Wizz Air Holdings Plc			84		2,986
Wolters Kluwer Nv			72		4,244

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wonik Ips Co Ltd			141		2,536
Wowow Inc			17		473
Wright Medical Group Nv			4		109
Wuxi Biologics Cayman Inc			24		155
Xaar Plc			121		223
Xiabuxiabu Catering Management			182		287
Xlmedia Plc			330		313
Yamaha Corp			61		2,605
Yandex Nv			237		6,460
Yangtze Optical Fibre And Cabl			455		1,245
Yanlord Land Group Ltd			782		701
Yellow Hat Ltd			22		517
Yichang Hec Changjiang Pharmac			184		614
Yihai International Holding Lt			213		520
Yougov Plc			127		637
Yume No Machi Souzou Iinkai Co			9		109
Zenkoku Hosho Co Ltd			33		1,041
Zojirushi Corp			18		157
Zur Rose Group Ag			6		504
Vostok New Ventures Ltd			81		549
Total non-U.S. equities					$1,208,296

U.S. equities:

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
8X8 Inc			1		$9
A10 Networks Inc			3		19
Aaon Inc			1		44
Aaron'S Inc			1		40
Abeona Therapeutics Inc			1		11
ABM Industries Inc			13		422
Acacia Communications Inc			2		57
Acadia Pharmaceuticals Inc			5		77
Acadia Realty Trust			121		2,884
Acceleron Pharma Inc			3		94
Acco Brands Corp			32		220
ACI Worldwide Inc			72		1,996
Aclaris Therapeutics Inc			2		12
Acuity Brands Inc			16		1,845
Adams Resources & Energy Inc			1		4
Addus Homecare Corp			3		182
Adtran Inc			4		46
Advanced Disposal Services Inc			6		145
Advanced Drainage Systems Inc			4		103
Advanced Energy Industries			3		130
Advansix Inc			3		79
Aegion Corp			18		295
Aerie Pharmaceuticals Inc			2		59

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Aerohive Networks Inc			2		6
Aerojet Rocketdyne Holdings In			10		351
Aerovironment Inc			2		129
Agios Pharmaceuticals Inc			2		106
Aimmune Therapeutics Inc			2		52
Air Lease Corp			19		573
Albany International Corp			3		196
Albireo Pharma Inc			1		9
Allied Motion Technologies Inc			1		50
Alnylam Pharmaceuticals Inc			1		20
Altair Engineering Inc			4		115
Alteryx Inc			2		98
Altra Industrial Motion Corp			11		267
AMAG Pharmaceuticals Inc			2		34
Ambac Financial Group Inc			1		12
Amc Networks Inc			12		633
Amedisys Inc			2		246
American Assets Trust Inc			157		6,288
American Campus Communities			168		6,962
American Eagle Outfitters Inc			18		353
American Homes 4 Rent			278		5,520
American Public Education Inc			1		24
American States Water Co			3		187

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
American Vanguard Corp			2		30
American Woodmark Corp			1		4
Americold Realty Trust			232		5,917
Ameris Bancorp			4		115
Amicus Therapeutics Inc			7		65
Anaptysbio Inc			1		74
Anixter International Inc			4		217
Apergy Corp			11		310
Appfolio Inc			1		25
Applied Industrial Technologie			3		179
Arena Pharmaceuticals Inc			1		2
Ares Commercial Real Estate Reit			22		285
Array Biopharma Inc			14		201
Artisan Partners Asset Managem			7		160
Asgn Inc			13		683
Aspen Technology Inc			3		269
Assembly Biosciences Inc			1		10
Assertio Therapeutics Inc			6		21
Astronics Corp			2		18
At Home Group Inc			1		18
Atkore International Group			8		163
Audentes Therapeutics Inc			1		13
Avalonbay Communities Inc			84		14,634

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Avanos Medical Inc			2		84
Axon Enterprise Inc			2		68
Azz Inc			4		146
Badger Meter Inc			2		85
Bankunited Inc			19		571
Barnes Group Inc			6		316
Barrett Business Svcs Inc			2		126
Beacon Roofing Supply Inc			2		72
Belden Inc			11		443
Berry Global Group Inc			6		273
Bid Corp Ltd			48		1,877
Big Lots Inc			1		31
Bio-Rad Laboratories Inc			1		166
Biospecifics technologies			1		78
Biotelemetry Inc			4		185
Bj'S Restaurants Inc			4		182
Blackbaud Inc			3		191
Blackline Inc			1		10
Blackstone Mortgage Tru Cl A Reit			18		569
Bloomin' Brands Inc			1		14
Bluebird Bio Inc			2		128
Blueprint Medicines Corp			4		213
BMC Stock Holdings Inc			29		447

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Boingo Wireless Inc			4		89
Boise Cascade Co			1		12
Boot Barn Holdings Inc			1		12
Booz Allen Hamilton Holdings			11		522
Boston Beer Co Inc/The			1		160
Boston Private Financial Holdi			20		208
Boston Properties Inc			112		12,653
Bottomline Technologies De Inc			2		72
Box Inc			9		155
Boyd Gaming Corp			6		134
Bright Horizons Family Solutio			4		414
Brightcove Inc			3		24
Brink'S Co/The			1		55
Broadridge Financial Solutions			2		222
Brooks Automation Inc			17		451
Bruker Corp			2		58
Brunello Cucinelli			3		147
Burford Capital Ltd			45		955
Burlington Stores Inc			3		483
Bwx Technologies Inc			4		154
Cable One Inc			1		357
Cabot Microelectronics Corp			4		410
Cactus Inc			2		42

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cadence Bancorp			28		479
Calamp Corp			5		64
Calithera Biosciences Inc			1		2
Callaway Golf Co			3		44
Cambrex Corp			8		305
Camden PropertyTrust			59		5,220
Cantel Medical Corp			6		409
Cardiovascular Systems Inc			4		111
Care.Com Inc			11		217
Career Education Corp			5		55
Cargurus Inc			7		232
Carlisle Cos Inc			11		1,146
Carolina Financial Corp			4		104
Carrizo Oil & Gas Inc			3		28
Carter'S Inc			1		122
Casella Waste Systems Inc			12		331
Casey'S General Stores Inc			2		302
Cass Information Systems Inc			1		46
Catalent Inc			6		186
Catalyst Pharmaceuticals Inc			4		7
Cavco Industries Inc			1		98
Cboe Global Markets Inc			3		250
Centennial Resource Developmen			8		87

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Centerstate Bank Corp			15		315
	Cerus Corp			8		38
	Channeladvisor Corp			4		42
	Charles River Laboratories Int			2		282
	Chart Industries Inc			1		74
	Chase Corp			2		175
	Chatham Lodging Trust Reit			11		199
	Cheesecake Factory Inc/The			2		87
	Chegg Inc			6		167
	Chemed Corp			4		1,013
	Chemocentryx Inc			1		8
	Children's Place Inc			1		70
	Choice Hotels Intl Inc			1		100
	Churchill Downs Inc			2		354
	Ciena Corp			19		655
	Cirrus Logic Inc			5		155
*	Citigroup Inc			19,831		1,032,384
	City Office Reit Inc			6		59
	Cloudera Inc			2		19
	Coca-Cola Bottling Co Consolid			1		106
	Cogent Communications Holdings			2		92
	Cognex Corp			3		134
	Coherent Inc			28		2,863

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Coherus Biosciences Inc			1		6
Columbia Banking System Inc			10		349
Columbia Sportswear Co			1		54
Comfort Systems Usa Inc			6		262
Commvault Systems Inc			6		353
Concert Pharmaceuticals Inc			1		15
Conmed Corp			4		231
Consol Energy Inc			2		60
Continental Building Products			6		155
Cooper Cos Inc/The			1		146
Cooper Standard Holding			1		76
Cooper Tire & Rubber Co			6		188
Corelogic Inc/United States			5		154
Core-Mark Holding Co Inc			1		29
Coresite Realty Corp			2		192
Cornerstone Ondemand Inc			7		345
Corvel Corp			7		442
Coupa Software Inc			2		137
Cousins Properties Inc			16		129
Craft Brew Alliance Inc			1		9
Crocs Inc			1		29
Csg Systems International Inc			3		82
Csw Industrials Inc			1		72

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cubesmart Reit			242		6,953
Culp Inc			1		8
Curtiss Wright Corp			5		443
Customers Bancorp Inc			8		154
Cutera Inc			2		26
Cyrusone Inc			80		4,239
Cytomx Therapeutics Inc			3		53
Dana Inc			2		29
Dave & Buster Entertainment			1		21
Deckers Outdoor Corp			1		148
Denny'S Corp			11		166
Digital Realty Trust Inc			109		11,601
Diodes Inc			5		169
Domino'S Pizza Inc			1		209
Douglas Dynamics Inc			3		116
Douglas Emmett Inc			154		5,248
Dril Quip Inc			1		29
Duke Realty Corp			320		8,276
Dun & Bradstreet Corp/The			1		131
E*Trade Financial Corp			2		109
Eagle Bancorp Inc			6		296
Eagle Materials Inc			2		93
Eagle Pharmaceuticals Inc/De			2		79

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Easterly Government Properti			154		2,419
Eastgroup Properties Inc			2		197
Echo Global Logistics Inc			1		18
Echostar Corp			1		49
Editas Medicine Inc			1		17
Ellie Mae Inc			2		147
Emcor Group Inc			2		92
Emergent Biosolutions Inc			7		390
Empire State Realty Trust			264		3,753
Enanta Pharmaceuticals Inc			2		82
Encompass Health Corp			4		196
Energizer Holdings Inc			7		315
Enersys			17		1,266
Engility Holdings Inc			7		194
Ensign Group Inc/The			7		274
Entegris Inc			10		289
Entercom Communications Corp			26		149
Entravision Communications Cor			3		7
Envestnet Inc			8		407
Enzo Biochem Inc			17		47
Eplus Inc			2		60
Equinix Inc			8		2,831
Equity Lifestyle Properties			54		5,223

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Essex Property Trust Inc			44		10,772
Etsy Inc			7		310
Euronet Worldwide Inc			3		356
Evercore Inc			2		165
Evertec Inc			12		336
Evolution Petroleum Corp			1		1
Exact Sciences Corp			6		306
Exelixis Inc			3		38
Exlservice Holdings Inc			1		57
Exponent Inc			12		614
Extended Stay America Inc			261		4,045
Exterran Corp			3		59
Extraction Oil & Gas Inc			25		108
Factset Research Systems Inc			1		84
Fair Isaac Corp			3		613
Faro Technologies Inc			2		79
FCB Financial Holdings			9		299
Federal Realty Invs Trust			48		5,687
Federal Signal Corp			8		153
Federated Investors Inc			7		175
Fednat Holding Co			6		113
Ferro Corp			10		163
Fibrogen Inc			7		327

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fiesta Restaurant Group Inc			2		30
First Bancorp/Southern Pines N			5		167
First Citizens Bcshs			1		434
First Financial Bankshares Inc			1		84
First Hawaiian Inc			10		231
First Industrial Realty Trust			15		435
First Merchants Corp			8		277
First Midwest Bancorp Inc/Il			10		203
Firstcash Inc			5		333
Five9 Inc			5		230
Fonar Corp			1		2
Forescout Technologies Inc			2		48
Fortinet Inc			2		142
Forum Energy Technologies Inc			21		88
Forward Air Corp			2		100
Fox Factory Holding Corp			2		101
Franklin Electric Co Inc			3		109
Frontdoor Inc			62		1,655
FTI Consulting Inc			9		606
G1 Therapeutics Inc			1		13
Gartner Inc			1		149
Gci Liberty Inc			3		142
Generac Holdings Inc			6		299

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Genomic Health Inc			6		399
Glacier Bancorp Inc			1		25
Global Blood Therapeutics Inc			4		192
Globus Medical Inc			11		478
Glycomimetics Inc			2		19
Gorman-Rupp Co/The			1		38
Graco Inc			5		205
Grand Canyon Education Inc			3		277
Granite Construction Inc			4		155
Granite Point Mortgage Trust I			4		65
Graphic Packaging Holding Co			97		1,024
Gray Television Inc			6		95
Group 1 Automotive Inc			2		124
Groupon Inc			21		66
Gtt Communications Inc			3		61
Haemonetics Corp			6		608
Halozyme Therapeutics Inc			28		417
Hamilton Lane Inc			3		105
Hanmi Financial Corporation			13		249
Hanover Insurance Group Inc			3		309
Hawaiian Holdings Inc			1		39
Hcp Inc			383		10,693
Healthcare Services Group Inc			3		115
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Healthcare Trust Of America In			242		6,121
Healthequity Inc			4		227
Healthstream Inc			8		196
Heico Corp			7		417
Herc Holdings Inc			1		4
Heritage Commerce Corp			2		18
Heritage Insurance Holdings In			2		28
Heritage-Crystal Clean Inc			1		10
Herman Miller Inc			5		145
Heron Therapeutics Inc			3		68
Hexcel Corp			4		221
Hillenbrand Inc			1		50
Hilton Grand Vacations Inc			5		127
Hms Holdings Corp			7		200
Hni Corp			8		279
Home Bancshares Inc/Ar			14		228
Hortonworks Inc			8		110
Host Hotels & Resorts Inc			465		7,748
Houlihan Lokey Inc			2		77
Howard Hughes Corp			28		2,764
Hubspot Inc			2		218
Huron Consulting Group Inc			8		399
Icu Medical Inc			1		340

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Idex Corp			1		99
Immersion Corp			2		21
Immunogen Inc			11		52
Immunomedics Inc			4		57
Information Services Group Inc			2		9
Ingevity Corp			6		566
Innospec Inc			3		168
Innoviva Inc			3		53
Inogen Inc			3		356
Insight Enterprises Inc			13		522
Insmed Inc			7		89
Insperity Inc			6		544
Insteel Industries Inc			3		68
Insulet Corp			1		8
Integer Holdings Corp			2		163
Integrated Device Technology I			10		458
Inter Parfums Inc			1		25
Intercept Pharmaceuticals Inc			1		5
Interdigital Inc			1		44
Interface Inc			15		220
Intersect Ent Inc			3		94
Intra-Cellular Therapies Inc			2		26
Intricon Corp			1		15

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ionis Pharmaceuticals Inc			1		52
Iovance Biotherapeutics Inc			1		4
Irhythm Technologies Inc			3		208
Ironwood Pharmaceuticals Inc			4		45
J&J Snack Foods Corp			2		385
J2 Global Inc			8		546
Jack Henry & Associates Inc			1		102
Jack In The Box Inc			2		177
Jagged Peak Energy Inc			12		106
John B Sanfilippo & Son Inc			2		83
John Bean Technologies Corp			2		144
Jones Lang Lasalle Inc			19		2,343
Kadant Inc			1		68
Karyopharm Therapeutics Inc			9		83
Kemper Corp			2		165
Kennametal Inc			10		320
Kennedy-Wilson Holdings Inc			2		42
Kforce Inc			2		58
Kimball International Inc			5		67
Kinsale Capital Group Inc			1		75
Korn Ferry			3		114
Kosmos Energy Ltd			53		217
Kura Oncology Inc			1		16

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
LA Z boy Inc			17		468
Lakeland Financial Corp			3		110
Landstar System Inc			2		200
LCI Industries			9		607
Leaf Group Ltd			2		11
Legacytexas Financial Group In			5		154
Lennox International Inc			1		277
Lhc Group Inc			1		127
Liberty Expedia Holdings Inc			3		101
Ligand Pharmaceuticals Inc			3		337
Limelight Networks Inc			17		41
Limoneira Co			2		40
Lincoln Electric Holdings Inc			1		94
Lindblad Expeditions Holdings			5		62
Lithia Motors Inc			10		742
Littelfuse Inc			2		266
Live Nation Entertainment Inc			6		276
Liveperson Inc			1		18
Logmein Inc			1		97
Louisiana Pacific Corp			9		194
Loxo Oncology Inc			2		293
Luminex Corp			5		113
Lydall Inc			3		63

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Macrogenics Inc			8		97
Madrigal Pharmaceuticals Inc			1		25
Malibu Boats Inc			4		134
Manhattan Associates Inc			3		125
Marketaxess Holdings Inc			1		305
Marriott Vacations Worldwide C			1		49
Masimo Corp			4		481
Mastercraft Boat Holdings Inc			4		74
Matador Resources Co			9		140
Matson Inc			1		27
Maximus Inc			11		675
Maxlinear Inc			8		139
Mcgrath Rentcorp			1		13
Medidata Solutions Inc			2		120
Medifast Inc			1		168
Medpace Holdings Inc			5		263
Mercadolibre Inc			4		1,267
Mercury Systems Inc			3		121
Meridian Bancorp Inc			6		84
Meridian Bioscience Inc			13		219
Merit Medical Systems Inc			3		149
Meta Financial Group Inc			2		48
Method Electronics Inc			8		195

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Mettler-Toledo International I			20		11,278
MFA Financial Inc Reit			74		493
Mge Energy Inc			1		50
Mgic Investment Corp			9		99
Middleby Corp/The			1		72
Milacron Holdings Corp			4		50
Minerals Technologies Inc			10		476
Mirati Therapeutics Inc			1		7
Mistras Group Inc			4		51
Mks Instruments Inc			4		220
Model N Inc			5		67
Moelis & Co			6		207
Molina Healthcare Inc			4		412
Monarch Casino & Resort Inc			1		8
Monmouth Real Estate Investmen			12		145
Monotype Imaging Holdings Inc			18		276
Monro Inc			1		94
Moog Inc			3		217
Msc Industrial Direct Co Inc			17		1,328
Msci Inc			2		239
MSG Networks Inc			6		146
Mueller Industries Inc			5		107
Mueller Water Products Inc			7		59

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Murphy Usa Inc			2		166
Myers Industries Inc			5		76
Myokardia Inc			2		127
Myr Group Inc			1		23
Myriad Genetics Inc			8		238
Nanometrics Inc			6		159
Natera Inc			1		3
National Bank Holdings Corp			1		21
National General Holdings Corp			28		676
National Health Investors Inc			2		133
National Retail Properties Inc			80		3,873
National Vision Holdings Inc			1		16
Natus Medical Inc			4		136
Nautilus Inc			1		1
Navient Corp			62		543
Navigators Group Inc			2		138
Navigent Consulting Inc			20		487
NCI Building Systems Inc			1		2
Ncr Corp			18		421
Neenah Inc			1		7
Nektar Therapeutics			2		73
Nelnet Inc			13		698
Neogen Corp			1		81

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Neogenomics Inc			8		102
Netgear Inc			6		305
Netscout Systems Inc			2		55
Neurocrine Biosciences Inc			2		137
Nevro Corp			5		202
New Relic Inc			3		281
Newfield Exploration Co			15		213
Newmarket Corp			1		112
Nexpoint Residential Trust Inc			1		28
Nextgen Healthcare Inc			4		65
Nic Inc			22		268
Nine Energy Service Inc			1		4
Nmi Holdings Inc			16		301
Nordson Corp			1		144
Nu Skin Enterprises Inc			1		79
Nutrisystem Inc			1		38
Nuvasive Inc			5		269
Nve Corp			2		197
Oceaneering International Inc			2		26
Okta Inc			1		12
Old Dominion Freight Line Inc			2		210
Ollie'S Bargain Outlet Holding			1		69
Omnicell Inc			4		220

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
On Deck Capital Inc			21		125
Ooma Inc			1		9
Orasure Technologies Inc			17		194
Orion Group Holdings Inc			4		16
Ormat Technologies Inc			3		161
Orthofix Medical Inc			2		84
Osi Systems Inc			3		139
Owens-Illinois Inc			20		347
Pacira Pharmaceuticals Inc/De			3		122
Panhandle Oil And Gas Inc			5		82
Papa John'S International Inc			3		115
Park Electrochemical Corp			5		83
Patrick Industries Inc			4		104
Patterson Cos Inc			8		150
Paylocity Holding Corp			1		72
Pbf Energy Inc			5		168
Pdc Energy Inc			4		111
Peapack Gladstone Financial Co			5		133
Pebblebrook Hotel Trust			1		26
Pegasystems Inc			4		172
Penn National Gaming Inc			4		82
Penn Real Estate Investment Reit			274		1,630
Penumbra Inc			1		161

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Perficient Inc			2		49
Performance Food Group Co			8		245
Petmed Express Inc			5		125
Pgt Innovations Inc			1		2
Phibro Animal Health Corp			9		277
Piedmont Office Realty Trust			219		3,731
Pieris Pharmaceuticals Inc			8		21
Piper Jaffray Cos			1		11
Planet Fitness Inc			5		292
Plantronics Inc			2		67
Plexus Corp			1		64
Polyone Corp			4		124
Pool Corp			2		337
Portland General Electric Co			4		169
Post Holdings Inc			2		215
Potbelly Corp			17		136
Potlatchdeltic Corp			4		111
Pq Group Holdings Inc			23		350
PRA Group Inc			11		263
Pra Health Sciences Inc			3		305
Preferred Bank/Los Angeles Ca			4		192
Prestige Brands Holdings Inc			5		146
Primerica Inc			3		319

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Proassurance Corp			8		341
Progress Software Corp			8		281
Prologis Inc			106		6,213
Proofpoint Inc			2		179
Pros Holdings Inc			1		9
Proto Labs Inc			1		56
Providence Service Corp/The			5		275
Ps Business Parks Inc			1		111
Ptc Inc			2		200
Ptc Therapeutics Inc			1		21
Public Storage			42		8,509
Puma Biotechnology Inc			1		5
Pure Storage Inc			3		46
Pzena Investment Management In			9		78
Qad Inc			1		38
Qts Realty Trust Inc			1		25
Quaker Chemical Corp			1		96
Qualys inc			6		417
Quantenna Communications Inc			5		79
Quidel Corp			1		63
Quinstreet Inc			5		84
Radian Group Inc			21		351
Radius Health Inc			1		1

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Radnet Inc			5		52
Rapid7 Inc			3		81
Raven Industries Inc			7		261
Rci Hospitality Holdings Inc			1		23
Re/Max Holdings Inc			3		77
Realogy Holdings Corp			22		319
Realpage Inc			4		212
Regenxbio Inc			2		64
Regional Management Corp			1		23
Repligen Corp			4		170
Resmed Inc			68		7,769
Resources Connection Inc			9		125
Retail Properties Of America			524		5,683
Revance Therapeutics Inc			4		87
Rexford Industrial Realty Inc			253		7,447
Rigel Pharmaceuticals Inc			23		53
Ringcentral Inc			1		26
Rli Corp			2		157
RLJ Lodging Trust			157		2,573
Rmr Group Inc/The			1		28
Rogers Corp			1		32
Rollins Inc			7		266
Rpc Inc			4		44

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Rti Surgical Inc			9		33
Rudolph Technologies Inc			2		36
Ruth Hospitality Group Inc			13		296
Ryman Hospitality Properties I			6		411
Sabre Corp			53		1,146
Sage Therapeutics Inc			2		163
Sailpoint Technologies Holding			7		170
Sarepta Therapeutics Inc			2		263
Scholastic Corp			7		265
Schweitzer Mauduit Intl Inc			13		329
Science Applications Internati			6		399
Scotts Miracle-Gro Co/The			2		105
Seattle Genetics Inc			1		68
Semtech Corp			4		200
Sendgrid Inc			4		180
Service Corp International/Us			8		305
Servicemaster Global Holdings			6		236
Servisfirst Bancshares Inc			1		42
Shake Shack Inc			1		1
Shenandoah Telecommunications			7		316
Shutterfly Inc			2		61
Shutterstock Inc			2		78
Signature Bank/New York Ny			1		86

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Silicon Laboratories Inc			3		272
Silvercrest Asset Management G			1		12
Simon Property Group Inc			133		22,338
Simpson Manufacturing Co Inc			3		157
Simulations Plus Inc			3		51
Six Flags Entertainment Corp			2		111
Sjw Group			1		19
Skechers USA Inc			20		463
Sleep Number Corp			53		1,694
SLM Corp			149		1,244
Spark Therapeutics Inc			1		58
Sprouts Farmers Market Inc			8		179
Sps Commerce Inc			3		207
Src Energy Inc			3		12
Ss&C Technologies Holdings Inc			5		247
Staar Surgical Co			5		154
Stamps.Com Inc			2		387
Standard Motor Products Inc			3		167
Standex International Corp			2		106
Starwood Property Trust Inc			31		601
Stemline Therapeutics Inc			2		22
Stepan Co			1		64
Steven Madden Ltd			33		997

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Stifel Financial Corp			3		142
Stock Yards Bancorp Inc			1		39
Store Capital Corp			162		4,583
Strategic Education Inc			2		264
Suncoke Energy Inc			53		453
Superior Energy Services Inc			26		87
Supernus Pharmaceuticals Inc			4		116
Surmodics Inc			2		94
Svb Financial Group			1		94
Sykes Enterprises Inc			19		463
Syneos Health Inc			10		384
Synnex Corp			7		574
Synovus Financial Corp			4		127
Syros Pharmaceuticals Inc			4		24
Tabula Rasa Healthcare Inc			1		82
Tactile Systems Technology Inc			1		34
Take-Two Interactive Software			3		320
Tandem Diabetes Care Inc			1		2
Tanger Factory Outlet Center			2		41
Taubman Centers Inc			59		2,686
Tech Data Corp			1		79
Techtarget Inc			10		119
Telaria Inc			1		1

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Teledyne Technologies Inc			2		445
Tennant Co			1		51
Terreno Realty Corp			5		161
Tesaro Inc			1		74
Tetra Tech Inc			10		511
Tetra Technologies Inc			7		11
Texas Roadhouse Inc			6		376
Therapeuticsmd Inc			8		29
Tile Shop Holdings Inc			13		74
Tilly'S Inc			2		23
Timken Co/The			7		276
Tivity Health Inc			4		96
Toro Co/The			5		260
Trade Desk Inc/The			2		184
Transunion			4		224
Treehouse Foods Inc			2		98
Trex Co Inc			3		166
Ttec Holdings Inc			20		571
Tutor Perini Corp			15		237
Twilio Inc			1		15
Two Harbors Investment Corp			84		1,084
Tyler Technologies Inc			1		234
Ultimate Software Group Inc/Th			1		200

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ultragenyx Pharmaceutical Inc			4		183
Umpqua Holdings Corp			13		210
Unifirst Corp/Ma			1		123
Unilever Indonesia Tbk			5		84
United Community Banks Inc/Ga			4		80
Universal Corp			6		347
Universal Forest Products			1		8
Universal Insurance Holdings I			3		110
Urban Edge Properties			17		279
Us Ecology Inc			3		160
Us Physical Therapy Inc			2		175
Usana Health Sciences Inc			2		257
Vail Resorts Inc			2		326
Valvoline Inc			32		626
Vanda Pharmaceuticals Inc			9		241
Varonis Systems Inc			1		35
Vector Group Ltd			16		154
Vectrus Inc			2		42
Veeva Systems Inc			2		162
Veracyte Inc			1		15
Vericel Corp			7		116
Versum Materials Inc			32		885
Vici Properties Inc			245		4,608

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Virtus Investment Partners			15		1,153
Virtusa Corp			1		37
Vishay Precision Group Inc			1		3
Visteon Corp			2		119
Vonage Holdings Corp			11		99
Vornado Realty Trust			25		1,552
Walker & Dunlop Inc			18		759
Washington Federal Inc			18		470
Washington Reit			94		2,152
Watsco Inc			1		150
Watts Water Technologies Inc			1		48
Weight Watchers International			1		58
Wellcare Health Plans Inc			1		227
Welltower Inc			177		12,295
Wesco International Inc			49		2,356
West Pharmaceutical Services I			2		228
Wex Inc			2		238
Wingstop Inc			2		155
Winmark Corp			1		187
Wisdomtree Investments Inc			21		141
Wolverine World Wide Inc			3		87
Woodward Inc			17		1,245
Workiva Inc			3		120

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
World Fuel Services Corp			33		709
World Wrestling Entertainment			1		77
Worthington Industries			2		69
Wpx Energy Inc			20		233
Wsfs Financial Corp			2		90
X5 Retail Group			3		340
Xencor Inc			4		143
Xpo Logistics Inc			3		166
Yelp Inc			4		145
Yext Inc			1		16
York Water Co/The			3		82
Zafgen Inc			1		5
Zebra Technologies Corp			2		303
Zix Corp			25		143
Total U.S. equities					$1,442,440

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			2,415		$29,412
Asset-Backed Securities Index Fund			1,898		66,417
Commercial Mortgage-Backed Securities Index Fund			448		13,007
1-3 Year Government Bond Index Fund			329		38,790
Intermediate Government Bond Index Fund			908		38,989

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Intermediate Term Credit Bond Index Fund			1,779		97,453
Mortgage-Backed Securities (Mbs) Index Fund			1,658		85,771
Wrapper					380
Total Voya Retirement Ins & Annuity Co 60266					$370,219

Prudential GA-62194
Treasury Note	1.88%	9/30/2022	6,192		$6,087
Treasury Note	2.25%	11/15/2027	7,748		7,507
Treasury Note	2.88%	11/15/2021	2,371		2,406
Treasury Note	3.13%	11/15/2028	1,924		2,003
Treasury Note	2.88%	11/30/2025	719		734
Treasury Note	2.88%	11/30/2023	871		888
Treasury Note	2.63%	12/15/2021	3,825		3,847
Treasury Note	2.63%	12/31/2025	454		456
Treasury Note	2.63%	12/31/2023	2,386		2,398
Treasury Note	2.00%	11/30/2020	11,481		11,395
Treasury Note	2.38%	8/15/2024	1,636		1,636
Treasury Note	2.13%	9/30/2021	14,420		14,361
Treasury Note	1.63%	12/31/2019	6,634		6,569
Treasury Note	2.00%	2/15/2025	3,401		3,315
Treasury Note	1.38%	8/31/2020	4,105		4,047
Treasury Note	2.25%	11/15/2025	5,627		5,519
Treasury Note	2.63%	11/15/2020	3,809		3,829

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Treasury Note	1.38%	4/30/2021	2,643		2,584
Treasury Note	1.63%	4/30/2023	9,156		8,855
Treasury Note	1.38%	5/31/2021	3,605		3,517
Treasury Note	2.25%	2/15/2027	7,127		6,981
Treasury Note	1.88%	3/31/2022	9,368		9,238
Treasury Note	1.88%	4/30/2022	13,988		13,766
Treasury Note	2.13%	5/15/2025	6,051		5,905
Treasury Note	2.13%	6/30/2022	1,128		1,115
Treasury Note	1.63%	6/30/2020	11,603		11,446
Treasury Note	1.63%	7/31/2020	9,149		9,081
Fnma	2.00%	10/5/2022	591		580
Fnma	2.75%	6/22/2021	318		320
Fnma	2.88%	9/12/2023	204		209
Fnma	2.88%	10/30/2020	613		620
Fhlmc	1.50%	1/17/2020	454		452
Fhlmc	2.38%	2/16/2021	1,553		1,561
Pefco	4.30%	12/15/2021	242		254
Pefco	3.55%	1/15/2024	220		232
Tva	2.25%	3/15/2020	280		281
Fgold 30Yr Giant	5.50%	1/1/2035	78		84
Fgold 30Yr Giant	4.50%	6/1/2039	126		133
Fgold 30Yr Giant	4.00%	11/1/2039	363		374
Fgold 30Yr Giant	4.50%	12/1/2039	221		231

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr Giant	5.50%	1/1/2040	107		115
Fgold 30Yr Giant	4.00%	12/1/2040	325		334
Fgold 30Yr Giant	4.00%	12/1/2040	337		347
Fgold 30Yr Giant	4.00%	2/1/2041	585		603
Fgold 30Yr Giant	4.50%	4/1/2041	815		855
Fgold 30Yr Giant	3.00%	6/1/2042	415		408
Fgold 30Yr Giant	3.50%	9/1/2042	744		750
Fgold 15Yr Giant	3.00%	1/1/2032	658		659
Fgold 15Yr Giant	2.00%	1/1/2032	432		414
Fgold 30Yr Giant	4.00%	8/1/2047	734		752
Fgold 30Yr Giant	4.50%	8/1/2047	758		789
Fgold 30Yr Giant	3.50%	10/1/2047	716		718
Fgold 30Yr Giant	3.50%	1/1/2048	358		359
Fgold 30Yr Giant	4.00%	6/1/2048	614		628
Fgold 30Yr Giant	4.00%	7/1/2048	2,245		2,296
Fgold 30Yr Giant	4.00%	9/1/2048	751		769
Fgold 30Yr Giant	4.00%	10/1/2048	750		767
Fgold 30Yr Giant	5.50%	6/1/2038	473		507
Fgold 30Yr Giant	4.50%	10/1/2039	525		551
Fgold 30Yr Giant	4.50%	11/1/2039	104		109
Fgold 30Yr Giant	3.50%	5/1/2045	1,465		1,474
Fgold 30Yr Giant	4.00%	11/1/2045	933		957
Fgold 30Yr Giant	3.50%	12/1/2045	2,457		2,471

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 30Yr Giant	3.00%	12/1/2046	1,325		1,298
Fgold 30Yr Giant	4.00%	12/1/2046	650		665
Fgold 30Yr Giant	3.00%	1/1/2047	1,721		1,685
Fgold 15Yr Giant	2.50%	12/1/2031	320		314
Fgold 20Yr	3.00%	1/1/2037	399		396
Fgold 20Yr	3.50%	11/1/2037	368		375
Fgold 20Yr	3.00%	12/1/2037	354		351
Fgold 15Yr	4.00%	6/1/2026	286		293
Fgold 15Yr	4.00%	7/1/2026	168		173
Fgold 30Yr	3.00%	12/1/2042	671		660
Fgold 30Yr	3.00%	10/1/2042	425		419
Fgold 30Yr	3.00%	1/1/2043	1,358		1,337
Fgold 30Yr	4.00%	11/1/2040	312		322
Fgold 30Yr	4.00%	12/1/2040	708		730
Fgold 15Yr	2.50%	11/1/2027	297		291
Fgold 15Yr	2.50%	8/1/2028	281		277
Fgold 15Yr	3.00%	8/1/2029	406		407
Fgold 15Yr	2.50%	4/1/2031	557		545
Fgold 15Yr	2.50%	7/1/2031	320		313
Fgold 30Yr	5.00%	8/1/2041	1,024		1,085
Fgold 30Yr	5.00%	7/1/2041	283		300
Fhlmc Gold 30Yr	2.50%	1/1/2043	383		366
Fhlmc Gold 30Yr	3.00%	2/1/2043	793		779

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fhlmc Gold 30Yr	3.50%	9/1/2043	1,091		1,101
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	704		705
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	992		994
Fhlmc Gold 30Yr	4.50%	7/1/2047	354		369
Fhlmc Gold 30Yr	4.00%	1/1/2048	1,459		1,495
Fnma 30Yr	5.50%	5/1/2037	120		129
Fnma 30Yr	5.50%	6/1/2033	156		168
Fnma 30Yr	5.50%	10/1/2033	198		213
Fnma 30Yr	4.00%	12/1/2040	511		527
Fnma 30Yr	4.00%	1/1/2041	688		709
Fnma 30Yr	4.50%	2/1/2041	1,190		1,248
Fnma 30Yr	4.00%	2/1/2041	303		312
Fnma 15Yr	3.50%	9/1/2026	183		186
Fnma 30Yr	4.00%	1/1/2042	771		793
Fnma 30Yr	3.00%	10/1/2043	53		52
Fnma 30Yr	5.00%	12/1/2034	382		405
Fnma 15Yr	3.00%	5/1/2027	704		708
Fnma 30Yr	4.50%	5/1/2039	141		148
Fnma 30Yr	3.50%	8/1/2042	807		812
Fnma 30Yr	3.50%	5/1/2042	2,082		2,095
Fnma 15Yr	2.50%	4/1/2028	127		125
Fnma 30Yr	3.00%	12/1/2042	444		437
Fnma 30Yr	3.00%	1/1/2043	849		834
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.00%	2/1/2043	1,011		996
Fnma 30Yr	3.00%	7/1/2043	648		638
Fnma 30Yr	3.50%	3/1/2043	772		778
Fnma 30Yr	3.00%	10/1/2043	265		261
Fnma 15Yr	3.00%	8/1/2028	496		497
Fnma 30Yr	4.00%	9/1/2044	626		641
Fnma 30Yr	4.00%	7/1/2045	543		556
Fnma 30Yr	3.50%	6/1/2045	1,898		1,906
Fnma 15Yr	3.00%	12/1/2030	315		315
Fnma 30Yr	4.00%	12/1/2045	1,045		1,071
Fnma 30Yr	3.50%	4/1/2046	1,152		1,157
Fnma 30Yr	4.00%	7/1/2046	302		310
Fnma 15Yr	2.00%	8/1/2031	467		445
Fnma 30Yr	2.50%	9/1/2046	681		642
Fnma 20Yr	3.00%	11/1/2036	1,213		1,203
Fnma 30Yr	3.00%	12/1/2046	278		272
Fnma 30Yr	3.50%	12/1/2046	1,252		1,258
Fnma 30Yr	3.00%	1/1/2047	2,816		2,755
Fnma 15Yr	2.50%	7/1/2028	321		317
Fnma 30Yr	3.00%	9/1/2043	185		182
Fnma 15Yr	2.50%	8/1/2028	338		334
Fnma 15Yr	2.50%	8/1/2028	31		31
Fnma 15Yr	3.00%	11/1/2028	230		231

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	10/1/2043	250		258
Fnma 15Yr	2.50%	2/1/2029	280		274
Fnma 15Yr	3.50%	7/1/2027	657		667
Fnma 15Yr	2.50%	7/1/2030	229		225
Fnma 30Yr	5.50%	4/1/2034	168		181
Fnma 30Yr	5.00%	4/1/2034	800		852
Fnma 30Yr	5.50%	9/1/2034	160		172
Fnma 30Yr	5.00%	7/1/2035	236		250
Fnma 30Yr	5.50%	2/1/2035	283		304
Fnma 15Yr	3.50%	12/1/2030	185		188
Fnma 15Yr	3.50%	12/1/2032	680		690
Fnma 30Yr	6.50%	12/1/2037	104		112
Fnma 30Yr	6.00%	5/1/2038	463		503
Fnma 30Yr	4.00%	9/1/2040	302		312
Fnma 30Yr	5.50%	3/1/2038	162		174
Fnma 30Yr	4.00%	3/1/2039	99		103
Fnma 30Yr	4.50%	2/1/2041	1,077		1,129
Fnma 30Yr	4.50%	3/1/2041	397		416
Fnma 30Yr	3.50%	5/1/2042	828		833
Fnma 30Yr	3.50%	9/1/2042	324		326
Fnma 30Yr	3.50%	6/1/2042	2,042		2,055
Fnma 15Yr	2.50%	9/1/2027	1,206		1,192
Fnma 30Yr	3.00%	10/1/2042	432		424

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	11/1/2042	1,166		1,173
Fnma 30Yr	3.00%	12/1/2042	1,234		1,213
Fnma 30Yr	3.00%	1/1/2043	211		207
Fnma 30Yr	3.00%	1/1/2043	621		610
Fnma 30Yr	3.00%	1/1/2043	873		857
Fnma 30Yr	3.00%	3/1/2043	958		943
Fnma 30Yr	4.50%	9/1/2039	172		181
Fnma 20Yr	4.50%	6/1/2031	273		286
Fnma 15Yr	3.50%	3/1/2026	63		64
Fnma 30Yr	3.50%	1/1/2046	638		641
Fnma 30Yr	3.00%	1/1/2047	1,127		1,103
Fnma 30Yr	4.00%	10/1/2047	1,089		1,115
Fnma 30Yr	3.50%	11/1/2047	2,423		2,429
Fnma 30Yr	4.00%	2/1/2048	736		754
Fnma 30Yr	4.00%	4/1/2048	1,841		1,885
Fnma 15Yr	3.50%	3/1/2033	377		382
Fnma 15Yr	3.50%	5/1/2033	655		665
Fnma 15Yr	3.50%	2/1/2026	132		135
Fnma 30Yr	4.00%	7/1/2040	144		148
Fnma 30Yr	3.50%	6/1/2039	224		227
Fnma 15Yr	3.50%	10/1/2025	60		61
Fnma 30Yr	4.00%	10/1/2040	103		106
Gnma 30Yr	3.50%	1/15/2042	553		560

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma 30Yr	3.00%	11/15/2042	774		766
Gnma2 30Yr	4.00%	4/20/2042	172		179
Gnma2 30Yr	3.00%	8/20/2042	320		318
Gnma2 30Yr	3.50%	8/20/2042	1,020		1,037
Gnma2 30Yr	3.00%	9/20/2042	648		645
Gnma2 30Yr	3.50%	9/20/2042	801		814
Gnma2 30Yr	3.50%	10/20/2042	792		806
Gnma2 30Yr	3.00%	12/20/2042	332		330
Gnma2 30Yr	3.00%	1/20/2043	470		468
Gnma2 30Yr	3.50%	5/20/2043	979		995
Gnma2 30Yr	4.50%	6/20/2044	542		570
Gnma2 30Yr	3.50%	10/20/2044	1,042		1,056
Gnma2 30Yr	4.00%	10/20/2044	529		547
Gnma2 30Yr	3.00%	12/20/2044	272		270
Gnma2 30Yr	3.50%	4/20/2045	1,386		1,406
Gnma2 30Yr	3.50%	6/20/2045	528		536
Gnma2 30Yr	3.00%	8/20/2045	591		586
Gnma2 30Yr	3.00%	9/20/2045	578		573
Gnma2 30Yr	4.00%	12/20/2045	1,309		1,354
Gnma2 30Yr	3.00%	7/20/2046	669		662
Gnma2 30Yr	3.50%	7/20/2046	646		654
Gnma2 30Yr	3.50%	8/20/2046	715		723
Gnma2 30Yr	3.50%	9/20/2046	602		609

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	3.00%	10/20/2046	1,803		1,783
Gnma2 30Yr	4.00%	10/20/2046	278		287
Gnma2 30Yr	3.50%	11/20/2046	231		233
Gnma2 30Yr	4.00%	11/20/2046	343		354
Gnma2 30Yr	2.50%	12/20/2046	371		353
Gnma2 30Yr	3.00%	12/20/2046	1,866		1,845
Gnma2 30Yr	3.50%	12/20/2046	2,039		2,063
Gnma2 30Yr	4.00%	3/20/2047	908		936
Gnma2 30Yr	4.00%	8/20/2047	368		379
Gnma2 30Yr	3.50%	8/20/2047	761		769
Gnma2 30Yr	4.50%	1/20/2048	705		728
Gnma2 30Yr	4.50%	2/20/2048	698		721
Gnma 30Yr	3.50%	5/15/2043	358		362
Gnma 30Yr	3.00%	3/15/2043	457		452
Gnma2 15Yr	3.00%	3/20/2027	172		173
Gnma2 30Yr	5.00%	8/20/2039	109		116
Gnma2 30Yr	4.50%	5/20/2040	467		492
Gnma2 30Yr	4.50%	7/20/2040	284		299
Gnma2 30Yr	4.00%	9/20/2040	351		364
Gnma2 30Yr	4.00%	10/20/2040	537		556
Gnma2 30Yr	4.50%	10/20/2040	306		322
Gnma2 30Yr	4.50%	12/20/2040	427		449
Gnma2 30Yr	4.00%	2/20/2041	116		120

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	1/20/2041	213		221
Gnma2 30Yr	4.00%	3/20/2041	327		338
Gnma2 30Yr	5.00%	4/20/2041	382		408
Gnma2 30Yr	4.50%	8/20/2041	375		394
Gnma2 30Yr	4.50%	7/20/2041	127		134
Gnma 30Yr	4.50%	11/15/2039	226		239
Gnma 30Yr	4.50%	4/15/2040	425		447
Gnma 30Yr	5.00%	5/15/2035	131		138
Gnma 30Yr Platinum	5.00%	7/15/2039	196		208
Gnma 30Yr	5.50%	4/15/2038	119		127
Gnma 30Yr	5.50%	6/15/2038	186		198
Bacct_18-A3	3.10%	12/15/2023	757		763
Chait_12-A7	2.16%	9/15/2024	454		441
Chait_14-A2	2.77%	3/15/2023	606		607
Comm_15-Pc1	3.62%	7/10/2050	757		764
Comm_15-Cr25	3.51%	8/10/2048	1,060		1,064
Comm_15-Cr26	3.63%	10/10/2048	2,310		2,333
Comm_16-Dc2	3.50%	2/10/2049	757		756
Comm_16-Dc2	3.77%	2/10/2049	1,060		1,074
Csail_15-C3	3.45%	8/15/2048	757		756
Csail_16-C7	3.21%	11/15/2049	757		738
Fna_17-M1	2.42%	10/25/2026	606		571
Fhms_K064	3.22%	3/25/2027	1,893		1,894

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fhms_K077	3.85%	5/25/2028	606		632
Fhms_K077	3.85%	5/25/2028	121		126
Fhms_K083	4.05%	9/25/2028	568		601
Fhms_K083	4.03%	10/25/2028	227		239
Jpmcc_13-C10	2.88%	12/15/2047	49		49
Jpmbb_15-C30	3.55%	7/15/2048	1,212		1,220
Msbam_15-C23	3.45%	7/15/2050	1,515		1,515
Msbam_15-C26	3.21%	10/15/2048	1,833		1,842
Msbam_15-C24	3.73%	5/15/2048	1,515		1,536
Msbam_15-C25	3.37%	10/15/2048	1,060		1,054
Ubscm_18-C11	4.31%	6/15/2051	795		834
Ubscm_18-C13	4.07%	10/15/2051	1,212		1,247
Chubb Ina Hldgs Inc	2.70%	3/13/2023	386		381
Chubb Ina Hldgs Inc	3.35%	5/15/2024	265		265
Chubb Ina Hldgs Inc	2.30%	11/3/2020	151		150
Aetna Inc	2.75%	11/15/2022	204		197
American Intl Grp Inc	4.13%	2/15/2024	424		432
Arch Cap Fin Llc	4.01%	12/15/2026	38		38
Axis Specialty Fin Llc	5.88%	6/1/2020	295		305
Bnp Paribas Sa	2.38%	5/21/2020	326		323
Bank Of Amer Corp	3.30%	1/11/2023	901		902
Bank Of Amer Corp	4.00%	4/1/2024	871		884
Bank Of Amer Corp	4.00%	1/22/2025	273		270

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Bank Of Amer Corp	3.95%	4/21/2025	621		607
	Bank Of Amer Corp	3.42%	12/20/2028	357		334
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	197		197
	Barclays Plc	3.65%	3/16/2025	68		64
	Barclays Plc	4.38%	1/12/2026	303		294
	Barclays Plc	4.34%	1/10/2028	250		236
	Berkshire Hathaway Inc	2.75%	3/15/2023	780		772
	Boston Properties Lp	3.85%	2/1/2023	273		278
	Cigna Corp	4.38%	12/15/2020	167		170
	Cigna Corp	4.00%	2/15/2022	167		171
	Capital One Bk Usa Na	3.38%	2/15/2023	220		215
	Capital One Na	2.95%	7/23/2021	197		196
	Commonwealth Bk Of Au	2.30%	3/12/2020	318		317
	Coventry Hlth Care Inc	5.45%	6/15/2021	409		424
	Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	379		365
	Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	379		378
	Credit Suisse Ny	4.38%	8/5/2020	379		392
	Discover Finl Svcs	3.85%	11/21/2022	553		551
	Goldman Sachs Grp Inc	6.00%	6/15/2020	15		16
	Goldman Sachs Grp Inc	3.85%	7/8/2024	45		45
	Goldman Sachs Grp Inc	5.75%	1/24/2022	114		122
	Goldman Sachs Grp Inc	3.63%	1/22/2023	833		833
	Goldman Sachs Grp Inc	3.85%	1/26/2027	765		732

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Goldman Sachs Grp Inc	3.50%	11/16/2026	258		239
Goldman Sachs Grp Inc	3.50%	1/23/2025	371		357
Goldman Sachs Grp Inc	3.75%	5/22/2025	159		153
Government Properties Income Tr	3.75%	8/15/2019	91		92
Hsbc Hldgs Plc	4.88%	1/14/2022	341		360
Hsbc Hldgs Plc	4.58%	6/19/2029	401		398
Hsbc Bk Usa Na	4.88%	8/24/2020	530		552
Hartford Finl Svcs Grp Inc	5.50%	3/30/2020	364		378
Hartford Finl Svcs Grp Inc	5.13%	4/15/2022	220		233
Jpmorgan Chase & Co	4.35%	8/15/2021	303		315
Jpmorgan Chase & Co	3.20%	1/25/2023	83		83
Jpmorgan Chase & Co	3.88%	2/1/2024	379		386
Jpmorgan Chase & Co	3.63%	5/13/2024	719		718
Jpmorgan Chase & Co	3.88%	9/10/2024	295		294
Jpmorgan Chase & Co	3.13%	1/23/2025	947		915
Jpmorgan Chase & Co	3.90%	7/15/2025	417		420
Jpmorgan Chase & Co	3.51%	1/23/2029	265		255
Keycorp	5.10%	3/24/2021	106		111
Lloyds Bkg Grp Plc	4.38%	3/22/2028	303		291
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	189		187
Metlife Inc	4.37%	9/15/2023	15		16
Morgan Stanley	4.00%	7/23/2025	500		502
Morgan Stanley	3.88%	4/29/2024	1,212		1,214

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Morgan Stanley	3.88%	1/27/2026	613		609
Morgan Stanley	2.63%	11/17/2021	121		119
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	83		83
Pnc Finl Svcs Grp Inc	4.38%	8/11/2020	114		118
Pnc Bk Na	3.25%	6/1/2025	379		369
Santander Uk Grp Hldgs Plc	2.88%	10/16/2020	189		187
Santander Uk Plc	2.35%	9/10/2019	197		197
Simon Property Grp Lp	3.75%	2/1/2024	757		771
Suntrust Bk Atlanta Ga	4.05%	11/3/2025	280		287
Ubs Ag Stamford	2.38%	8/14/2019	379		381
Us Bk Na Cincinnati	3.40%	7/24/2023	189		192
Us Bancorp	2.63%	1/24/2022	568		566
Unitedhealth Grp Inc	4.70%	2/15/2021	182		190
Unitedhealth Grp Inc	3.75%	7/15/2025	439		452
Unitedhealth Grp Inc	3.10%	3/15/2026	106		103
Ventas Realty Lp	3.85%	4/1/2027	189		184
Wellpoint Inc	3.13%	5/15/2022	606		599
Wellpoint Inc	3.30%	1/15/2023	174		174
Wells Fargo & Co	2.10%	7/26/2021	379		370
Wells Fargo & Co	4.13%	8/15/2023	23		23
Abb Fin Usa Inc	2.88%	5/8/2022	61		60
At&T Inc	4.45%	4/1/2024	1,197		1,230
Abbott Labs	2.55%	3/15/2022	129		126

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Abbvie Inc	3.60%	5/14/2025	470		453
Actavis Fdg Scs	3.85%	6/15/2024	136		135
Altria Grp Inc	4.00%	1/31/2024	364		363
Amazoncom Inc	2.80%	8/22/2024	129		126
American Airlines Inc	3.70%	10/1/2026	53		52
American Airlines Inc	4.95%	1/15/2023	202		210
Amgen Inc	3.45%	10/1/2020	227		230
Amgen Inc	2.60%	8/19/2026	91		83
Amgen Inc	2.65%	5/11/2022	409		401
Anadarko Petroleum Corp	5.55%	3/15/2026	76		81
Anheuser Busch Cos Llc / Anheuser	3.65%	2/1/2026	916		880
Anheuser Busch Inbev Fin Inc	3.30%	2/1/2023	38		37
Apache Corp	3.25%	4/15/2022	156		154
Apple Inc	2.40%	5/3/2023	530		515
Apple Inc	3.25%	2/23/2026	947		935
Autozone Inc	2.88%	1/15/2023	151		148
Bat Cap Corp	3.22%	8/15/2024	462		431
Baxalta Inc	4.00%	6/23/2025	133		130
Becton Dickinson & Co	3.73%	12/15/2024	273		264
Bp Cap Markets Amer Inc	3.25%	5/6/2022	409		407
Broadcom Corp Broadcom Cayman Fin	3.63%	1/15/2024	341		328
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	235		238
Cbs Corp	4.30%	2/15/2021	76		78

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cvs Hlth Corp	3.88%	7/20/2025	477		473
Cvs Hlth Corp	4.30%	3/25/2028	379		375
Ca Inc	3.60%	8/1/2020	174		177
Cardinal Hlth Inc	4.63%	12/15/2020	189		194
Cardinal Hlth Inc	3.20%	6/15/2022	8		7
Caterpillar Inc	2.60%	6/26/2022	83		81
Caterpillar Finl Svcs Corp	1.93%	10/1/2021	288		280
Celgene Corp	3.63%	5/15/2024	258		252
Cenovus Energy Inc	4.25%	4/15/2027	61		56
Charter Comms Operating Llc Cap	4.91%	7/23/2025	803		816
Chevron Corp	2.36%	12/5/2022	212		206
Chevron Corp	3.19%	6/24/2023	136		136
Cintas Corp No 2	3.70%	4/1/2027	189		187
Cisco Systems Inc	3.00%	6/15/2022	136		136
Cisco Systems Inc	1.85%	9/20/2021	114		111
Coca Cola Co	3.15%	11/15/2020	189		191
Comcast Corp	3.60%	3/1/2024	462		469
Comcast Corp	3.00%	2/1/2024	364		359
Comcast Corp	4.15%	10/15/2028	167		171
Concho Resources Inc	3.75%	10/1/2027	151		144
Constellation Brands Inc	4.40%	11/15/2025	91		92
Continental Airlines Inc	4.15%	4/11/2024	88		89
Continental Airlines Inc	4.00%	10/29/2024	119		118

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
John Deere Cap Corp	2.80%	1/27/2023	242		240
John Deere Cap Corp	2.80%	3/6/2023	220		217
Delta Air Lines Inc	6.82%	8/10/2022	71		78
Diamond Fin Corp 1 & 2	3.48%	6/1/2019	727		727
Walt Disney Co	2.75%	8/16/2021	151		152
Walt Disney Co	1.85%	7/30/2026	204		183
Discovery Comm Llc	5.63%	8/15/2019	61		63
Discovery Comm Llc	3.95%	3/20/2028	189		178
Discovery Comm Llc	3.50%	6/15/2022	280		277
Discovery Comm Llc	3.95%	6/15/2025	189		182
Dollar Tree Inc	3.70%	5/15/2023	227		224
Dominion Gas Hldgs Llc	3.55%	11/1/2023	98		99
Dow Chemical Co	3.00%	11/15/2022	417		406
Eog Resources Inc	4.10%	2/1/2021	182		188
Eog Resources Inc	3.15%	4/1/2025	53		52
Eastman Chemical Co	3.80%	3/15/2025	264		257
Ecolab Inc	4.35%	12/8/2021	168		173
Enterprise Products Operating Llc	3.35%	3/15/2023	576		573
Express Scripts Hldg Co	4.50%	2/25/2026	121		125
Exxon Mobil Corp	2.71%	3/6/2025	515		503
Exxon Mobil Corp	2.40%	3/6/2022	212		210
Fidelity Natl Information Svcs Inc	3.88%	6/5/2024	58		58
Fiserv Inc	3.50%	10/1/2022	120		120

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fiserv Inc	3.85%	6/1/2025	265		264
Ford Motor Cr Co Llc	3.66%	9/8/2024	189		172
Ford Motor Cr Co Llc	4.13%	8/4/2025	394		361
Ford Motor Cr Co Llc	3.81%	1/9/2024	197		185
Fortune Brands Home & Sec Inc	3.00%	6/15/2020	159		158
General Dynamics Corp	2.25%	11/15/2022	273		267
General Elec Co	4.65%	10/17/2021	151		153
General Elec Co	3.15%	9/7/2022	439		420
General Motors Fin Co Inc	4.00%	1/15/2025	651		621
Gilead Sciences Inc	4.50%	4/1/2021	386		402
Gilead Sciences Inc	3.50%	2/1/2025	250		250
Glaxosmithkline Cap Inc	2.80%	3/18/2023	38		38
Glaxosmithkline Cap Plc	2.85%	5/8/2022	23		23
Halliburton Co	3.80%	11/15/2025	136		133
Home Depot Inc	3.75%	2/15/2024	1,280		1,327
Home Depot Inc	2.63%	6/1/2022	197		195
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	212		218
Ibm Corp	8.38%	11/1/2019	348		369
Ibm Corp	3.63%	2/12/2024	303		305
International Paper Co	4.75%	2/15/2022	95		101
Johnson & Johnson	2.45%	3/1/2026	644		610
Kinder Morgan Energy Partners Lp	4.15%	2/1/2024	121		122
Kraft Foods Grp Inc	5.38%	2/10/2020	277		289

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Kraft Heinz Foods Co	3.00%	6/1/2026	401		359
Kroger Co	2.30%	1/15/2019	68		69
Lyb Intl Fin Ii Bv	3.50%	3/2/2027	76		70
Laboratory Corp Of Amer	3.60%	2/1/2025	318		311
Laboratory Corp Of Amer	3.25%	9/1/2024	61		59
Lockheed Martin Corp	2.90%	3/1/2025	507		492
Lockheed Martin Corp	3.10%	1/15/2023	242		244
Lyondellbasell Inds Nv	6.00%	11/15/2021	386		411
Lyondellbasell Inds Nv	5.75%	4/15/2024	250		271
Mplx Lp	4.50%	7/15/2023	303		312
Mplx Lp	4.88%	6/1/2025	174		176
Mplx Lp	4.00%	3/15/2028	129		122
Marriott Intl Inc	3.13%	6/15/2026	227		207
Mastercard Inc	3.38%	4/1/2024	114		115
Mcdonalds Corp	2.63%	1/15/2022	197		195
Medtronic Inc	3.50%	3/15/2025	629		633
Merck & Co Inc	2.40%	9/15/2022	151		149
Merck & Co Inc	3.88%	1/15/2021	765		794
Microsoft Corp	2.40%	8/8/2026	909		856
Mylan Inc	4.55%	4/15/2028	591		556
Nbcuniversal Media Llc	2.88%	1/15/2023	167		166
Newell Brands Inc	4.20%	4/1/2026	114		112
Noble Energy Inc	4.15%	12/15/2021	189		191

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Norfolk Southern Corp	5.90%	6/15/2019	576		583
Northrop Grumman Corp	5.05%	8/1/2019	303		313
Novartis Cap Corp	2.40%	9/21/2022	424		417
Nutrien Ltd	3.50%	6/1/2023	242		239
Occidental Petroleum Corp	4.10%	2/1/2021	273		282
Occidental Petroleum Corp	2.60%	4/15/2022	136		134
Oneok Partners Lp	8.63%	3/1/2019	280		290
Oneok Partners Lp	3.38%	10/1/2022	76		75
Oracle Corp	5.00%	7/8/2019	250		259
Oracle Corp	2.95%	5/15/2025	401		386
Oracle Corp	1.90%	9/15/2021	151		148
Oracle Corp	2.65%	7/15/2026	454		427
Pepsico Inc	2.75%	3/5/2022	470		469
Pepsico Inc	3.60%	3/1/2024	212		218
Philip Morris Intl Inc	4.50%	3/26/2020	129		132
Philip Morris Intl Inc	2.63%	3/6/2023	258		250
Raytheon Co	3.13%	10/15/2020	151		153
Raytheon Co	3.15%	12/15/2024	159		158
Republic Svcs Inc	5.50%	9/15/2019	182		188
Rio Tinto Fin Usa Ltd	3.75%	6/15/2025	98		99
Rock Tenn Co	4.90%	3/1/2022	98		103
Rockwell Collins Inc	3.50%	3/15/2027	303		287
Rogers Comm Inc	3.00%	3/15/2023	106		105

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Schlumberger Investment Sa	3.65%	12/1/2023	106		107
Shell Intl Fin Bv	4.30%	9/22/2019	121		124
Shire Acq Investments Ireland Dac	2.88%	9/23/2023	212		202
Jm Smucker Co	3.50%	3/15/2025	136		132
Stryker Corp	3.38%	5/15/2024	121		121
Stryker Corp	3.38%	11/1/2025	106		103
Thermo Fisher Scientific Inc	3.15%	1/15/2023	114		113
Thermo Fisher Scientific Inc	4.15%	2/1/2024	136		140
Time Warner Inc	4.75%	3/29/2021	295		306
Time Warner Inc	3.55%	6/1/2024	242		235
Total Cap Intl Sa	2.70%	1/25/2023	129		127
21St Century Fox Amer Inc	3.00%	9/15/2022	185		184
Tyson Foods Inc	3.95%	8/15/2024	220		222
Unilever Cap Corp	4.25%	2/10/2021	280		292
Union Pacific Corp	4.00%	2/1/2021	356		368
United Parcel Svc Inc	3.13%	1/15/2021	212		217
United Technologies Corp	3.10%	6/1/2022	273		268
United Technologies Corp	4.13%	11/16/2028	136		136
Verizon Comms Inc	3.50%	11/1/2024	167		165
Verizon Comms Inc	3.38%	2/15/2025	618		608
Viacom Inc	5.63%	9/15/2019	106		110
Viacom Inc	3.13%	6/15/2022	151		148
Viacom Inc	3.88%	4/1/2024	106		105

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Waste Mgmt Inc	4.60%	3/1/2021	121		127
Waste Mgmt Inc	2.90%	9/15/2022	114		113
Western Gas Partners Lp	4.00%	7/1/2022	121		123
Williams Partners Lp	4.30%	3/4/2024	295		298
Wyeth Llc	6.45%	2/1/2024	197		231
Xylem Inc	4.88%	10/1/2021	258		269
Zimmer Hldgs Inc	2.70%	4/1/2020	197		196
Agl Cap Corp	3.50%	9/15/2021	273		275
Ameren Illinois Co	2.70%	9/1/2022	159		158
Appalachian Pwr Co	3.30%	6/1/2027	76		73
Baltimore Gas & Elec Co	3.35%	7/1/2023	129		131
Centerpoint Energy Houston Elec	2.25%	8/1/2022	129		126
Commonwealth Edison Co	2.95%	8/15/2027	212		206
Duke Energy In Inc	3.75%	7/15/2020	151		156
Duke Energy Carolinas Llc	2.95%	12/1/2026	220		211
Emera Us Fin Lp	3.55%	6/15/2026	167		158
Entergy Corp	5.13%	9/15/2020	295		306
Entergy Louisiana Llc	2.40%	10/1/2026	114		105
Florida Pwr & Lt Co	2.75%	6/1/2023	45		45
Fortis Inc	3.06%	10/4/2026	98		91
Georgia Pwr Co	2.85%	5/15/2022	265		261
Lg&E & Ku Energy Llc	3.75%	11/15/2020	151		153
National Rural Utils Coop Fin Corp	2.30%	11/15/2019	204		204

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Northern States Pwr Co Mn	2.20%	8/15/2020	159		158
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	182		178
Pseg Pwr Llc	3.00%	6/15/2021	273		269
Pacific Gas & Elec Co	3.85%	11/15/2023	356		320
Pacific Gas & Elec Co	3.40%	8/15/2024	265		233
Progress Energy Inc	4.88%	12/1/2019	379		385
Public Svc Co Of Colorado	2.50%	3/15/2023	15		15
Public Svc Elec & Gas Co	2.25%	9/15/2026	38		35
Puget Energy Inc	3.65%	5/15/2025	129		126
San Diego Gas & Elec Co	3.60%	9/1/2023	182		185
Sempra Energy	3.40%	2/1/2028	220		204
Southern Ca Edison Co	3.50%	10/1/2023	295		297
Hydro Quebec	8.05%	7/7/2024	106		136
Quebec Province Of	7.50%	7/15/2023	98		120
Quebec Province Of	7.13%	2/9/2024	432		526
Ca St	6.20%	3/1/2019	644		660
Sutter Health	3.70%	8/15/2028	439		447
University Ca	3.06%	7/1/2025	719		722
America Movil Sab De Cv	5.00%	3/30/2020	454		468
Chile Rep Of	3.25%	9/14/2021	235		237
Colombia Rep Of	4.00%	2/26/2024	303		304
Ecopetrol Sa	4.13%	1/16/2025	68		66
Export Import Bk Of Korea	4.38%	9/15/2021	394		410

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Indonesia Rep Of	3.50%	1/11/2028	303		285
Israel St Of	4.00%	6/30/2022	303		310
Petroleos Mexicanos	3.50%	1/30/2023	121		111
Petroleos Mexicanos	6.50%	3/13/2027	303		291
Mexico United Mexican States	3.63%	3/15/2022	409		409
Mexico United Mexican States	4.00%	10/2/2023	145		146
Cash			—		3,237
Total Prudential GA-62194					$384,349

American General Life Contract No. 725840
Vm Cash Fut Dom Rdr Usd	2.30%	12/31/2060	241		$241
Wells Fargo Bank Na Sr Unsec Frn	2.94%	3/25/2020	985		980
U S Treasury Note	2.88%	11/15/2021	2,272		2,298
U S Treasury Note	2.50%	3/31/2023	14,314		14,319
U S Treasury Note	2.00%	1/31/2020	30,294		30,099
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,666		1,647
Slma 2006-6 A3 3Mlib+11Bp	2.60%	10/27/2025	179		179
Slma 2005-9 A6 3Mlib+55Bp	3.04%	10/26/2026	213		213
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	682		704
Mizuho Bank Ltd	2.40%	3/26/2020	227		225
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	1,250		1,217
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	3,787		3,592
General Motors Finl Co Sr Unsec	2.35%	10/4/2019	303		300

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	72		76
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	96		103
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	16		17
Fn Arm 793029 Us0006M+158.2 10.869	4.15%	7/1/2034	324		335
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	14		15
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	162		175
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	15		16
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	52		55
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	6,816		6,762
American Tower Corp Sr Unsec	5.90%	11/1/2021	454		480
U S Treasury Repo	3.10%	1/3/2019	21,206		21,206
Wells Fargo & Company Sr Unsec	3.60%	1/24/2023	1,136		1,126
Verizon**Exchange**	3.38%	2/15/2025	1,590		1,545
U S Treasury Note	2.88%	11/30/2023	2,954		3,006
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	757		761
Slma 2006-8 A5 3Mlib+11Bp	2.60%	1/27/2025	1,137		1,133
Ny St Urban Dev-B	2.10%	3/15/2022	2,484		2,451
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,288		1,281
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	1,022		1,007
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	6,816		6,746
Electricite De France Nt 144A	6.50%	1/26/2019	1,288		1,292
Gnma Ii Tba 5.0% Feb 30Yr Jmbo	5.00%	2/21/2049	3,787		3,938
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,666		1,649

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Barclays Plc Sr Unsec	3.20%	8/10/2021	1,060		1,031
Bank Of America Corp Sr Unsec	3.54%	3/5/2024	1,590		1,546
Bpce Sa Sr Unsec Mtn	2.50%	7/15/2019	303		302
Aviation Capital Group Nt 144A	7.13%	10/15/2020	1,136		1,195
Fnma Tba 3.5% Feb 15Yr	3.50%	2/19/2034	4,468		4,520
Fin Fut Us Ultra 30Yr Cbt 03/20/19	6.00%	3/21/2019	(2,499)		(4,015)
U S Treasury Repo	2.95%	1/2/2019	21,206		21,206
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(11,739)		780
Verizon**Exchange**	3.50%	11/1/2024	1,136		1,122
Synchrony Financial Sr Unsec	3.81%	2/3/2020	1,515		1,514
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,893		1,865
Port Seattle-Txbl-B1	7.00%	5/1/2019	1,515		1,536
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	1,515		1,493
New York Life Global Fdg 144A	1.95%	2/11/2020	1,590		1,573
National Rural Util Coop Sr Unsec	3.18%	6/30/2021	1,060		1,053
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	379		370
General Electric Co Sr Unsec	2.70%	10/9/2022	2,802		2,603
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	322		346
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,666		1,640
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	2,278		2,225
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	1,288		1,328
Gnma Ii Tba 4.0% Jan 30Yr Jmbo	4.00%	1/23/2049	6,135		6,282
Fnma Tba 4.0% Jan 30Yr	4.00%	1/14/2049	19,918		20,306
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Tba 3.0% Feb 15Yr	3.00%	2/19/2034	3,484		3,473
Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	27		27
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,742		1,727
U S Treasury Note	1.88%	4/30/2022	281		276
U S Treasury Note	1.88%	4/30/2022	628		616
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	1,060		1,046
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	885		876
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	757		759
Slclt 2007-1 A4 3Mlib+6Bp	2.68%	5/15/2029	914		905
Royal Bank Of Canada Covered	2.20%	9/23/2019	757		753
Reynolds American Inc Sr Unsec	3.25%	6/12/2020	379		376
Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	3,938		3,954
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	2,045		1,969
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	2,878		2,856
Guardian Life Glob Sec 144A	2.00%	4/26/2021	1,515		1,477
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	302		320
Fnma Nt (3Mmm)	2.00%	1/5/2022	5,377		5,300
Energy Transfer Operatng Sr Unsec	4.15%	10/1/2020	866		872
Caterpillar Finl Service Sr Unsec Mtn	1.90%	3/22/2019	1,136		1,134
Sky Plc Sr Unsec 144A	2.63%	9/16/2019	409		406
Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,893		1,953
Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	757		755
Bank Of America Corp Sr Unsec	3.42%	12/20/2028	1,364		1,276

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Cash Collateral Cme Rdr Usd	2.30%	12/31/2060	33		33
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	395		395
	Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,288		1,249
	U S Treasury Note	1.75%	3/31/2022	2,272		2,222
	Tech Data Corp Sr Unsec	3.70%	2/15/2022	682		669
	Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	303		294
	New York Life Global Fdg Sec 144A	2.00%	4/13/2021	303		295
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	454		501
	Industry Pub Facs-A	4.34%	7/1/2024	757		801
	Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	80		85
	Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	74		79
	Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	120		127
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	149		157
	Fnma Nt (3Mmm)	1.50%	2/28/2020	4,544		4,493
	Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	1,060		1,037
	Aig Inc	6.40%	12/15/2020	833		880
	Fnma Tba 4.0% Feb 30Yr	4.00%	2/13/2049	3,787		3,857
	Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2049	1,515		1,476
	U S Treasury Repo	3.10%	1/3/2019	76		76
	Fin Fut Us 5Yr Cbt 03/29/19	6.00%	3/30/2019	4,696		5,385
	Fin Fut Euro$ Cme (Wht) 12/16/19	—%	12/17/2019	269,618		262,473
	Ut St-Babs-B	3.54%	7/1/2025	1,553		1,591
	U S Treasury Note	2.13%	12/31/2021	2,121		2,100

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	227		236
Sumitomo Mitsui Finl Grp Frn Sr Unsec	4.45%	3/9/2021	530		541
Slma 2007-1 A5 3Mlib+9	2.58%	1/26/2026	330		329
Slma 2005-7 A4 3Mlib+15Bp	2.64%	10/25/2029	1,091		1,086
Slma 2005-3 A5	2.58%	10/25/2024	238		237
Lloyds Bank Plc Sr Unsec	2.70%	8/17/2020	530		524
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	179		190
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	275		297
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	143		154
Fh Arm 1Q1534 H15T1Y+223.3 10.162	4.16%	6/1/2037	473		501
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	99		99
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	4,170		4,185
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,704		1,684
Cvs Health Corp Sr Unsec	4.10%	3/25/2025	1,212		1,201
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	909		877
Bank Of Nova Scotia Sec	1.88%	4/26/2021	3,332		3,255
Fin Fut Us 10Yr Cbt 03/20/19	6.00%	3/21/2019	2,651		3,234
Irs Usd 3.00000 12/19/18-10Y Cme	3.00%	12/19/2028	(1,363)		(32)
Ubs Ag Stamford Ct Sr Unsec	2.35%	3/26/2020	303		300
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,590		1,536
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,515		1,476
Morgan Stanley Sr Unsec	3.65%	1/20/2022	985		982
Lloyds Banking Group Plc Sr Unsec	3.59%	6/21/2021	379		375

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	1,060		1,005
Kfw Sr Unsec	1.50%	2/6/2019	1,098		1,097
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	4,696		4,477
Ford Motor Credit Co Llc Sr Unsec	3.20%	1/15/2021	757		735
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	565		603
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	8		8
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	3,516		3,456
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	183		193
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1		1
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	3,437		3,437
Enterprise Products Oper Co Gtd	6.50%	1/31/2019	606		607
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	1,022		1,008
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,590		1,575
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	757		706
American Honda Finance Sr Unsec	2.93%	11/5/2021	757		747
At&T Inc Sr Unsec	3.40%	5/15/2025	1,288		1,214
Cash Collateral Fut Rdr Usd	2.30%	12/31/2060	98		98
U S Treasury Note	1.13%	1/31/2019	27,340		27,315
Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	2,651		2,551
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	1,060		1,038
Slma 2006-5 A5 3Mlib+11Bp	2.60%	1/25/2027	228		228
Slma 2005-8 A4 3Mlib	3.04%	1/25/2028	1,600		1,601
Royal Bank Of Canada	1.88%	2/5/2020	1,666		1,649

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,288		1,431
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	759		766
Ford Motor Credit Co Llc Sr Unsec	2.60%	11/4/2019	1,363		1,348
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	190		203
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	7		8
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,735		1,823
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	10,484		10,502
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	454		454
Cobb-Marietta Coliseu	2.55%	7/1/2021	947		943
Bpce Sa Sr Unsec	2.25%	1/27/2020	682		673
Bmw Us Capital Llc Sr Unsec 144A	2.98%	8/14/2020	985		977
Interest And Dividends Accrued / Receivable					1,645
Net Money Market Futures (Due To) / Due From Broker					(262,473)
Net Bond/Stock Equivalent Futures (Due To) / Due From Broker					(4,604)
Net Unsettled Trades (Due To) / Due From Broker (Including Currency)					(64,551)
Broker Cash Collateral Received					(280)
Centrally Cleared Swaps (Due To) / Due From Broker					(752)
Total American General Life Contract No. 725840			598,589		$273,120

Royal Bank of Canada Contract No. Citigroup01
Vm Cash Fut Dom Rdr Usd	2.30%	12/31/2060	241		$241
Wells Fargo Bank Na Sr Unsec Frn	2.94%	3/25/2020	985		980
U S Treasury Note	2.88%	11/15/2021	2,272		2,298

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U S Treasury Note	2.50%	3/31/2023	14,314		14,319
U S Treasury Note	2.00%	1/31/2020	30,294		30,099
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,666		1,647
Slma 2006-6 A3 3Mlib+11Bp	2.60%	10/27/2025	179		179
Slma 2005-9 A6 3Mlib+55Bp	3.04%	10/26/2026	213		213
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	682		704
Mizuho Bank Ltd	2.40%	3/26/2020	227		225
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	1,250		1,217
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	3,787		3,592
General Motors Finl Co Sr Unsec	2.35%	10/4/2019	303		300
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	72		76
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	96		103
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	16		17
Fn Arm 793029 Us0006M+158.2 10.869	4.15%	7/1/2034	324		335
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	14		15
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	162		175
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	15		16
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	52		55
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	6,816		6,762
American Tower Corp Sr Unsec	5.90%	11/1/2021	454		480
U S Treasury Repo	3.10%	1/3/2019	21,206		21,206
Wells Fargo & Company Sr Unsec	3.60%	1/24/2023	1,136		1,126
Verizon**Exchange**	3.38%	2/15/2025	1,590		1,545

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U S Treasury Note	2.88%	11/30/2023	2,954		3,006
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	757		761
Slma 2006-8 A5 3Mlib+11Bp	2.60%	1/27/2025	1,137		1,133
Ny St Urban Dev-B	2.10%	3/15/2022	2,484		2,451
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,288		1,281
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	1,022		1,007
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	6,816		6,746
Electricite De France Nt 144A	6.50%	1/26/2019	1,288		1,292
Gnma Ii Tba 5.0% Feb 30Yr Jmbo	5.00%	2/21/2049	3,787		3,938
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,666		1,649
Barclays Plc Sr Unsec	3.20%	8/10/2021	1,060		1,031
Bank Of America Corp Sr Unsec	3.54%	3/5/2024	1,590		1,546
Bpce Sa Sr Unsec Mtn	2.50%	7/15/2019	303		302
Aviation Capital Group Nt 144A	7.13%	10/15/2020	1,136		1,195
Fnma Tba 3.5% Feb 15Yr	3.50%	2/19/2034	4,468		4,520
Fin Fut Us Ultra 30Yr Cbt 03/20/19	6.00%	3/21/2019	(2,499)		(4,015)
U S Treasury Repo	2.95%	1/2/2019	21,206		21,206
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(11,739)		780
Verizon**Exchange**	3.50%	11/1/2024	1,136		1,122
Synchrony Financial Sr Unsec	3.81%	2/3/2020	1,515		1,514
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,893		1,865
Port Seattle-Txbl-B1	7.00%	5/1/2019	1,515		1,536
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	1,515		1,493

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
New York Life Global Fdg 144A	1.95%	2/11/2020	1,590		1,573
National Rural Util Coop Sr Unsec	3.18%	6/30/2021	1,060		1,053
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	379		370
General Electric Co Sr Unsec	2.70%	10/9/2022	2,802		2,603
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	322		346
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,666		1,640
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	2,278		2,225
Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	1,288		1,328
Gnma Ii Tba 4.0% Jan 30Yr Jmbo	4.00%	1/23/2049	6,135		6,282
Fnma Tba 4.0% Jan 30Yr	4.00%	1/14/2049	19,918		20,306
Fnma Tba 3.0% Feb 15Yr	3.00%	2/19/2034	3,484		3,473
Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	27		27
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,742		1,727
U S Treasury Note	1.88%	4/30/2022	281		276
U S Treasury Note	1.88%	4/30/2022	628		616
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	1,060		1,046
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	885		876
Seven & I Holdings Sr Unsec 144A	3.35%	9/17/2021	757		759
Slclt 2007-1 A4 3Mlib+6Bp	2.68%	5/15/2029	914		905
Royal Bank Of Canada Covered	2.20%	9/23/2019	757		753
Reynolds American Inc Sr Unsec	3.25%	6/12/2020	379		376
Cooperatieve Rabobank Ua Sr Unsec 144A	3.88%	9/26/2023	3,938		3,954
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	2,045		1,969

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	2,878		2,856
	Guardian Life Glob Sec 144A	2.00%	4/26/2021	1,515		1,477
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	302		320
	Fnma Nt (3Mmm)	2.00%	1/5/2022	5,377		5,300
	Energy Transfer Operatng Sr Unsec	4.15%	10/1/2020	866		872
	Caterpillar Finl Service Sr Unsec Mtn	1.90%	3/22/2019	1,136		1,134
	Sky Plc Sr Unsec 144A	2.63%	9/16/2019	409		406
	Bp Cap Markets America Sr Unsec	4.74%	3/11/2021	1,893		1,953
	Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	757		755
	Bank Of America Corp Sr Unsec	3.42%	12/20/2028	1,364		1,276
	Cash Collateral Cme Rdr Usd	2.30%	12/31/2060	33		33
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	395		395
	Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,288		1,249
	U S Treasury Note	1.75%	3/31/2022	2,272		2,222
	Tech Data Corp Sr Unsec	3.70%	2/15/2022	682		669
	Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	303		294
	New York Life Global Fdg Sec 144A	2.00%	4/13/2021	303		295
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	454		501
	Industry Pub Facs-A	4.34%	7/1/2024	757		801
	Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	80		85
	Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	74		79
	Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	120		127
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	149		157

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma Nt (3Mmm)	1.50%	2/28/2020	4,544		4,493
Deutsche Bank Ny Sr Unsec	4.25%	10/14/2021	1,060		1,037
Aig Inc	6.40%	12/15/2020	833		880
Fnma Tba 4.0% Feb 30Yr	4.00%	2/13/2049	3,787		3,857
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2049	1,515		1,476
U S Treasury Repo	3.10%	1/3/2019	76		76
Fin Fut Us 5Yr Cbt 03/29/19	6.00%	3/30/2019	4,696		5,385
Fin Fut Euro$ Cme (Wht) 12/16/19	—%	12/17/2019	269,618		262,473
Ut St-Babs-B	3.54%	7/1/2025	1,553		1,591
U S Treasury Note	2.13%	12/31/2021	2,121		2,100
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	227		236
Sumitomo Mitsui Finl Grp Frn Sr Unsec	4.45%	3/9/2021	530		541
Slma 2007-1 A5 3Mlib+9	2.58%	1/26/2026	330		329
Slma 2005-7 A4 3Mlib+15Bp	2.64%	10/25/2029	1,091		1,086
Slma 2005-3 A5	2.58%	10/25/2024	238		237
Lloyds Bank Plc Sr Unsec	2.70%	8/17/2020	530		524
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	179		190
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	275		297
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	143		154
Fh Arm 1Q1534 H15T1Y+223.3 10.162	4.16%	6/1/2037	473		501
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	99		99
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	4,170		4,185
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,704		1,684

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cvs Health Corp Sr Unsec	4.10%	3/25/2025	1,212		1,201
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	909		877
Bank Of Nova Scotia Sec	1.88%	4/26/2021	3,332		3,255
Fin Fut Us 10Yr Cbt 03/20/19	6.00%	3/21/2019	2,651		3,234
Irs Usd 3.00000 12/19/18-10Y Cme	3.00%	12/19/2028	(1,363)		(32)
Ubs Ag Stamford Ct Sr Unsec	2.35%	3/26/2020	303		300
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,590		1,536
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,515		1,476
Morgan Stanley Sr Unsec	3.65%	1/20/2022	985		982
Lloyds Banking Group Plc Sr Unsec	3.59%	6/21/2021	379		375
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	1,060		1,005
Kfw Sr Unsec	1.50%	2/6/2019	1,098		1,097
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	4,696		4,477
Ford Motor Credit Co Llc Sr Unsec	3.20%	1/15/2021	757		735
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	565		603
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	8		8
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	3,516		3,456
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	183		193
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1		1
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	3,437		3,437
Enterprise Products Oper Co Gtd	6.50%	1/31/2019	606		607
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	1,022		1,008
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,590		1,575

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	757		706
American Honda Finance Sr Unsec	2.93%	11/5/2021	757		747
At&T Inc Sr Unsec	3.40%	5/15/2025	1,288		1,214
Cash Collateral Fut Rdr Usd	2.30%	12/31/2060	98		98
U S Treasury Note	1.13%	1/31/2019	27,340		27,315
Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	2,651		2,551
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	1,060		1,038
Slma 2006-5 A5 3Mlib+11Bp	2.60%	1/25/2027	228		228
Slma 2005-8 A4 3Mlib	3.04%	1/25/2028	1,600		1,601
Royal Bank Of Canada	1.88%	2/5/2020	1,666		1,649
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,288		1,431
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	759		766
Ford Motor Credit Co Llc Sr Unsec	2.60%	11/4/2019	1,363		1,348
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	190		203
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	7		8
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	1,735		1,823
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	10,484		10,502
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	454		454
Cobb-Marietta Coliseu	2.55%	7/1/2021	947		943
Bpce Sa Sr Unsec	2.25%	1/27/2020	682		673
Bmw Us Capital Llc Sr Unsec 144A	2.98%	8/14/2020	985		977
Interest And Dividends Accrued / Receivable					1,645
Net Money Market Futures (Due To) / Due From Broker					(262,473)

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Net Bond/Stock Equivalent Futures (Due To) / Due From Broker					(4,604)
Net Unsettled Trades (Due To) / Due From Broker (Including Currency)					(64,551)
Broker Cash Collateral Received					(280)
Centrally Cleared Swaps (Due To) / Due From Broker					(752)
Total Royal Bank of Canada Contract No. Citigroup01					$273,120

Nationwide: STA_CIT_IP_0616
Aeptc 2012-1 A2	1.98%	6/1/2020	4,847		$2,454
Bank 2017-Bnk4 A1	2.00%	2/15/2022	3,181		2,310
Comm 2014-Cr14 A2	3.15%	7/10/2023	3,749		1,270
Comet 2017-A1 A1	2.00%	3/16/2020	3,787		3,749
Carmx 2016-2 A3	1.52%	11/15/2019	3,635		1,630
Chait 2016-A4 A4	1.49%	7/15/2020	6,665		6,524
Cgcmt 2016-Gc36 A1	1.61%	6/10/2020	6,513		2,540
Duk 1.731 09/01/22	1.73%	9/1/2022	8,331		8,175
Fnr 2011-87 Ja	3.00%	3/25/2024	8,823		1,279
Fnr 2011-98 Ae	2.50%	5/25/2021	12,269		1,221
Fnr 2011-132 A	3.00%	5/25/2022	12,118		1,592
Fnr 2013-79 Va	3.50%	9/25/2024	11,815		6,707
Fnr 2015-48 Db	3.00%	4/25/2022	4,544		2,042
Fhr 3774 Ab	3.50%	9/15/2020	13,981		681
Fhr 3920 Ab	3.00%	3/15/2021	12,724		1,221
Fhr 3970 Da	3.00%	11/15/2021	8,028		799

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fhr 3979 Gd	3.00%	9/15/2022	5,301		786
Fhr 4039 Me	2.00%	10/15/2025	7,574		1,563
Fhr 4272 Yg	2.00%	1/16/2024	7,574		1,696
Fhr 4297 Ca	3.00%	5/15/2024	9,846		3,873
Fhr 4486 Jn	2.00%	3/15/2024	4,544		1,873
Fhr 4504 Dn	3.00%	4/15/2025	9,997		4,443
Fnr 2010-99 Dp	3.00%	6/25/2020	23,857		675
Gnr 2010-151 Dq	4.00%	6/22/2020	9,315		639
Gnr 2011-133 Na	3.50%	6/20/2022	24,446		4,077
Gnr 2011-160 A	3.00%	7/20/2020	9,846		769
Gnr 2013-41 Pa	2.50%	7/20/2023	8,634		3,214
Gnr 2013-124 Cp	2.50%	10/20/2023	6,438		1,491
Gnr 2014-140 Mv	4.00%	6/21/2021	3,029		2,258
Gnr 2015-16 Gm	2.00%	12/22/2025	9,391		4,170
Jpmbb 2015-C33 A1	1.90%	4/15/2020	4,730		1,476
Jdot 2017-A A3	1.78%	4/15/2020	2,802		2,452
Mbart 2018-1 A3	3.03%	10/15/2021	3,105		3,112
Msbam 2013-C11 A2	3.09%	4/17/2023	3,969		1,286
Narot 2016-C A3	1.18%	2/18/2020	2,575		1,532
Ubscm 2012-C1 A3	3.40%	3/10/2022	5,226		5,128
T 0 3/4 08/15/19	0.75%	8/15/2019	529		524
T 1 03/15/19	1.00%	3/15/2019	1,325		1,326
T 0 7/8 05/15/19	0.88%	5/15/2019	1,213		1,207

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
T 1 11/15/19	1.00%	11/15/2019	7,408		7,314
Woart 2016-B A3	1.30%	7/15/2020	3,787		2,634
Wrapper					18
Total Nationwide: STA_CIT_IP_0616					$103,730

Reinsurance Group of America Contract No. RGA00084
Cash	1.83%		5,459		$5,459
Charter Communications, Inc. 4.00 09/01/2021	4.00%	9/1/2021	1,439		1,449
General Electric Co. 4.65 10/17/2021	4.65%	10/17/2021	2,651		2,684
Union Pacific Corp. 4.163 07/15/2022	4.16%	7/15/2022	1,363		1,422
Cigna Corp. 4.00 02/15/2022	4.00%	2/15/2022	2,817		2,889
Equity Residential 4.625 12/15/2021	4.63%	12/15/2021	2,272		2,355
Twenty-First Century Fox, Inc. 4.50 02/15/2021	4.50%	2/15/2021	682		711
Comcast Corp. 3.125 07/15/2022	3.13%	7/15/2022	1,439		1,456
Cox Enterprises, Inc. 3.25 12/15/2022	3.25%	12/15/2022	1,515		1,482
DowDuPont, Inc. 3.00 11/15/2022	3.00%	11/15/2022	2,272		2,212
Macy's, Inc. 2.875 02/15/2023	2.88%	2/15/2023	1,515		1,419
Royal Dutch Shell PLC 2.25 01/06/2023	2.25%	1/6/2023	1,515		1,473
Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	1,439		1,428
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	1,477		1,452
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	2,196		2,145
JPMorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	2,272		2,235
RELX PLC 3.125 10/15/2022	3.13%	10/15/2022	1,288		1,273

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ford Motor Credit Co. LLC 4.375 08/06/2023	4.38%	8/6/2023	3,560		3,434
Capital One Financial Corp. 3.50 06/15/2023	3.50%	6/15/2023	1,439		1,415
Burlington Northern Santa Fe LLC 3.75 04/01/2024	3.75%	4/1/2024	1,515		1,562
Bank of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	3,332		3,353
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	3,560		3,555
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	2,121		2,124
Allergan PLC 3.80 03/15/2025	3.80%	3/15/2025	757		748
AT&T, Inc. 3.40 05/15/2025	3.40%	5/15/2025	4,090		3,862
CRH PLC 3.875 05/18/2025	3.88%	5/18/2025	1,439		1,390
Burlington Northern Santa Fe LLC 3.442 06/16/2028	3.44%	6/16/2028	658		644
Medtronic PLC 3.50 03/15/2025	3.50%	3/15/2025	1,515		1,525
HSBC Holdings PLC 4.25 08/18/2025	4.25%	8/18/2025	2,878		2,840
BNP Paribas SA 4.375 09/28/2025	4.38%	9/28/2025	2,878		2,830
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	1,431		1,408
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	757		737
Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	1,477		1,525
ConocoPhillips 4.95 03/15/2026	4.95%	3/15/2026	2,651		2,877
Bayerische Motoren Werke AG 2.80 04/11/2026	2.80%	4/11/2026	1,515		1,398
BNP Paribas SA 4.375 05/12/2026	4.38%	5/12/2026	947		917
Lloyds Banking Group PLC 4.582 12/10/2025	4.58%	12/10/2025	2,272		2,158
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	4,929		5,184
Abbott Laboratories 2.90 11/30/2021	2.90%	11/30/2021	1,439		1,428
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	2,045		2,076

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wells Fargo & Co. 2.15 12/06/2019	2.15%	12/6/2019	1,893		1,879
Barclays PLC 4.337 01/10/2028	4.34%	1/10/2028	1,515		1,434
Fannie Mae 4.00 03/01/2037	4.00%	3/1/2037	999		1,034
U.S. Treasury Note/Bond 1.25 03/31/2019	1.25%	3/31/2019	17,359		17,364
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	11,226		11,376
BNP Paribas SA 4.625 03/13/2027	4.63%	3/13/2027	341		336
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	1,515		1,417
Fannie Mae 3.14 07/01/2047	3.14%	7/1/2047	6,128		6,204
U.S. Treasury Note/Bond 1.25 05/31/2019	1.25%	5/31/2019	26,909		26,801
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	9,670		10,063
Fannie Mae 3.14 07/01/2047	3.14%	7/1/2047	5,004		5,056
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	9,835		10,342
Freddie Mac 3.196 05/01/2047	3.20%	5/1/2047	931		940
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	7,410		7,788
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	10,486		10,911
Fannie Mae 3.182 06/01/2047	3.18%	6/1/2047	4,596		4,649
Freddie Mac 3.267 07/01/2047	3.27%	7/1/2047	1,549		1,568
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	757		737
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	8,016		8,337
Ford Credit Auto Owner Trust 2015-REV2 2.44 01/15/2027	2.44%	1/15/2027	5,195		5,158
Fannie Mae 2.97 10/01/2047	2.95%	10/1/2047	1,370		1,378
UnitedHealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	1,515		1,441
Fannie Mae 3.093 10/01/2047	3.09%	10/1/2047	1,402		1,414

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
American Express Master Trust 2.04 05/15/2023	2.04%	5/15/2023	1,557		1,535
Toyota Auto Receivables Owner Trust 1.93 01/18/2022	1.93%	1/18/2022	5,255		5,186
Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	1,515		1,481
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	2,017		2,105
Verizon Communications, Inc. 3.376 02/15/2025	3.38%	2/15/2025	3,319		3,262
Freddie Mac Gold 4.00 02/01/2046	4.00%	2/1/2046	6,864		7,031
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	1,455		1,490
CVS Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	2,992		2,964
SLM Student Loan Trust 2.65988 01/25/2041	2.66%	1/25/2041	5,148		5,021
Bank of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	2,505		2,435
SLM Student Loan Trust 3.11988 01/25/2040	3.12%	1/25/2040	5,208		5,250
Freddie Mac 3.395 06/01/2048	3.40%	6/1/2048	1,940		1,967
Bayer AG 4.375 12/15/2028	4.38%	12/15/2028	2,196		2,103
Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	3,277		3,409
Honda Auto Receivables Owner Trust 3.16 08/19/2024	3.16%	8/19/2024	774		780
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	2,663		2,771
Fannie Mae 4.50 07/01/2048	4.50%	7/1/2048	3,170		3,298
Fannie Mae 4.50 08/01/2048	4.50%	8/1/2048	1,537		1,599
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	2,337		2,431
Comcast Corp. 3.70 04/15/2024	3.70%	4/15/2024	795		807
Anheuser-Busch InBev SA/NV 3.65 02/01/2026	3.65%	2/1/2026	1,477		1,418
Fannie Mae 4.50 06/01/2048	4.50%	6/1/2048	1,594		1,660
U.S. Treasury Note/Bond 2.75 11/30/2020	2.75%	11/30/2020	22,721		22,874

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2018

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Total Reinsurance Group of America Contract No. RGA00084					$303,038
	Total synthetic GICs (including wrapper contracts)					1,707,576
	Total investment					$32,795,775

*	Loans receivables from participants
	162 loans carrying an interest rate of 4.25% to 6.25% with maturity dates through 2033					1,099,434
	Total					$33,895,209

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 11, 2019

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.